Exhibit 2.1

PURCHASE AND SALE

AGREEMENT

BETWEEN

CH4 ENERGY II, LLC,

PETROMAX LEON, LLC

AND

PETRO TEXAS LLC

(AS SELLER)

AND

HALCÓN ENERGY PROPERTIES, INC.

(AS BUYER)

DATED AS OF JUNE 5, 2012

Table of Contents

ARTICLE I Purchase and Sale	1
1.01 Purchase and Sale	1
1.02 Additional Leases	3
1.03 Excluded Assets	4
1.04 Effective Time	5
1.05 Elections by Other Owners	5

ARTICLE II Purchase Price	6
2.01 Purchase Price	6
2.02 Adjustments to Purchase Price	8
2.03 Allocation of Purchase Price; Seller’s Target Acreage	9

ARTICLE III Representations and Warranties	10
3.01 Representations and Warranties of Seller	10
3.02 Representations and Warranties of Buyer	17

ARTICLE IV Covenants	20
4.01 Covenants of Seller	20
4.02 Covenants of Buyer and HRC	23
4.03 Covenants of Buyer	24

ARTICLE V Title Matters, Defective Interests and Environmental Defects	25
5.01 Defensible Title	25
5.02 Defective Interests and Environmental Defects	29
5.03 Buyer’s Right of Inspection	31
5.04 Notice of Defective Interests and Environmental Defects	33
5.05 Arbitration Procedures	36

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5.06 Effect of Defective Interests or Environmental Defects on The Closing	37
5.07 Increased Interests of Seller	38
5.08 Exclusive Remedy	39
5.09 Preferential Purchase Rights	40
5.10 Casualty Losses	40
5.11 Consents	41

ARTICLE VI Conditions to Closing	41
6.01 Seller’s Conditions	41
6.02 Buyer’s Conditions	42

ARTICLE VII Closing	43
7.01 Date of Closing	43
7.02 Closing Obligations	43

ARTICLE VIII Obligations After Closing	44
8.01 Post-Closing Adjustments	44
8.02(Intentionally omitted)	45
8.03 Further Assurances	45
8.04 Buyer’s Post-Closing Obligations	45
8.05 Seller’s Post-Closing Obligations	48
8.06 Files and Records	49
8.07 Disclaimers of Representations and Warranties	49
8.08 Waiver of DTPA	50
8.09 Resignation of Operator	50
8.10(Intentionally Omitted)	50
8.11 Indemnity Exclusive Remedy; Survival	50

ARTICLE IX Termination of Agreement	51
9.01 Termination	51
9.02 Remedies	52

ARTICLE X Deposit	52

ARTICLE XI Indemnification	52
11.01 Right to Employ Counsel	52
11.02 Claim Reimbursement and Reduction	53

ARTICLE XII General	53
12.01 Exhibits	53
12.02 Expenses	54
12.03 Notices	54
12.04 Amendments	55
12.05 Headings	55
12.06 Counterparts	55
12.07 References	55
12.08 Governing Law	55
12.09 Entire Agreement	55
12.10 Parties in Interest	55
12.11 Assignments	55
12.12 Public Announcements	56
12.13 Notices After Closing	56
12.14 Severability	56
12.15 Time is of the Essence	56
12.16 Several, Not Joint Liability of Each Seller	56

12.17 PMO	56
12.18 Like-Kind Exchange	57
12.19 Limitation on Damages	58

ARTICLE XIII Performance Guarantee	58

Exhibits:

Exhibit “A”, Part I – Leases

Exhibit “A”, Part II – Interests of Other Owners

Exhibit “A”, Part III – Tag-Along Leases

Exhibit “A”, Part IV – Interests to be Earned or Conveyed

Exhibit “B” – Contracts

Exhibit “C” – Wells

Exhibit “D”, Part I – Allocation Schedule

Exhibit “D”, Part II – Allocation of Other Owners

Exhibit “E” – Litigation

Exhibit “F” – AFE’s

Exhibit “G” – Take or Pay Liability and Over Production

Exhibit “H” – Form of Officer’s Certificate

Exhibit “I” – Form of Assignment, Bill of Sale and Conveyance

Exhibit “J” – Form of Registration Rights Agreement

Exhibit “K” – Valuation of Buyer’s Stock

Exhibit “L” – Form of Escrow Agreement

Exhibit “M” – Acquisition Area

Exhibit “N” – sample calculation of weighted average NRI and Title Defect Value calculation

Exhibit “O”- Per-Net Mineral Acre Price

Schedules:

Schedule 1.02 – Outstanding Additional Lease Offers

Schedule 3.01(d) – Consents, Preferential Purchase Rights, MUI

Schedule 3.01(f) – AMIs and Non-Competition Agreements

Schedule 3.01(n) – Dormant Wells

Schedule 3.01(p) – Payout Status

Schedule 3.01(q) – Off-Record Encumbrances

Schedule 3.01(s) – Suspended Amounts

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) dated as of the 5th day of June, 2012, is among CH4 ENERGY II, LLC (“CH4”), PETROMAX LEON, LLC and PETRO TEXAS LLC (“Petro Texas”) (collectively, “Seller” and individually “each Seller”), and HALCÓN ENERGY PROPERTIES, INC. (“Buyer”). In addition, PETROMAX OPERATING CO., INC. (“PMO”), the operator of the Properties, also joins in the execution and delivery of this Agreement for the purposes of its agreement to convey to Buyer the Properties owned by PMO and to perform the covenants of PMO as set forth in Section 12.17, and HALCÓN RESOURCES CORPORATION, the parent company of Buyer (“HRC”), also joins in the execution and delivery of this Agreement for purposes of those provisions hereof relating to the issuance of Buyer’s Stock (as hereinafter defined) and to evidence HRC’s guaranty of the indemnity obligations of Buyer arising under this Agreement.

In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, PMO (but only as provided in Section 12.17), Buyer and HRC (with regard to the Buyer’s Stock) agree as follows:

ARTICLE I

Purchase and Sale

1.01 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey and Buyer agrees to purchase and pay for the following described assets (hereinafter referred to as the “Properties”):

(a) The respective undivided Working Interests or WI’s (as these terms are hereinafter defined) and Net Revenue Interests or NRI’s (as these terms are hereinafter defined) in and to, together with any and all of Seller’s (and all of Seller’s affiliates’) other rights, titles and interests in and to, the oil, gas and/or mineral leases, leasehold interests, mineral fee interests, royalty and overriding royalty interests and other interests in or relating to interests described in Exhibit “A”, Part I hereto (collectively, the “Leases”), together with corresponding undivided interests in (i) all rights, privileges, benefits, and powers conferred upon the holder of the Leases with respect to the use and occupation of the surface of the lands covered by the Leases (the “Lands”) that may be necessary, convenient, or incidental to the possession and enjoyment of the Leases, (ii) all rights in respect of any pooled or unitized acreage located in whole or in part within the Lands by virtue of the Leases, including rights to production from the pool or unit allocated to any Lease being a part thereof, regardless of whether such production is from the Lands (and, including without limitation all rights derived from any unitization, pooling, operating, communitization or other agreement or from any declaration or order of any governmental authority) (the “Pooled Units”), (iii) all rights, options, titles, and interests of Seller granting Seller the right to obtain, or otherwise earn interests within the Lands no matter how earned, (iv) all easements, rights-of-way, licenses, permits, servitudes, surface leases, and similar interests insofar and only insofar as the same relate to or are applicable to or used in developing or operating the Leases, the lands unitized or pooled with the Leases, or any of the other Properties described in subparagraphs (b)-(f) below, and (v) all tenements, hereditaments, and appurtenances belonging to any of the foregoing;

(b) All of the right, title and interest of Seller under the contracts, agreements, and other instruments described on Exhibit “B” attached hereto and made a part hereof together with all of the right, title and interest of Seller under any rights-of-way, surface leases, farmin agreements, farmout agreements, bottom hole agreements, acreage contribution agreements, operating agreements, unit agreements, processing agreements, options, leases of equipment or facilities, and other contracts, agreements, and rights that are owned by Seller in whole or in part, which are not described on Exhibit “B” hereto, and that are appurtenant to the Properties or used or held for use in connection with the ownership or operation of the Properties or with the production, treatment, sale, or disposal of water, hydrocarbons and associated substances therefrom or thereon (in the aggregate the “Contracts”), including, without limitation, all contractual rights to interests that may be earned by or assigned to Seller under term assignments, farmout agreements, farmin agreements, participating agreements and other similar types of agreements, including, without limitation, those rights and interests that may be earned that are described in Exhibit “A”, Part IV attached hereto;

(c) All of the right, title and interest of Seller in and to the real, personal and mixed property used in the operation of the Properties owned by Seller in whole or in part or credited to the joint account of Seller (the “Equipment”) including, but not limited to (i) all oil, gas and condensate wells (whether producing, not producing or abandoned), water source, water injection and other injection or disposal wells and systems located on the Leases or lands unitized or pooled with the Leases, together with all wellhead equipment, fixtures (including, but not limited to, field separators and liquid extractors), pipe, casing, and tubing in, on or appurtenant to the wells (“Wells”), including, without limitation, those described on Exhibit “C” attached hereto and made a part hereof; (ii) all production, gathering, treating, processing, compression, dehydration, salt water disposal, injection, gathering line and pipeline equipment and facilities; (iii) all tanks, machines, equipment, tools, dies, vessels and other facilities;

(d) Seller’s seismic, geological, geochemical and geophysical data relating to any of the Properties, but only to the extent that such materials are not restricted from transfer by any legal constraints, obligations of confidence or prior agreements with third parties (or if consent is required to transfer the same, after commercially reasonable efforts have been made by Seller to obtain);

(e) all crude oil, natural gas, condensate, distillate, natural gasoline, natural gas liquids, plant products, and other liquid or gaseous hydrocarbons, the right to explore for which, or an interest in which, is granted pursuant to the Leases, or lands unitized or pooled with the Leases (collectively, the “Hydrocarbons”) and that are produced from or allocable to such interests of Seller from and after the Effective Time;

(f) all oil which was produced from the Leases and which was, as of the Effective Time, stored in tanks (located on the Leases or located elsewhere but used to store oil produced from the Leases prior to delivery to oil purchasers) and above pipeline connections (“Stock Tank Oil”); and

(g) Subject to the provisions of Section 8.06 hereof, all of the files, records, documents, correspondence and data now in the possession or control of Seller, that relates to the items described in sub-paragraphs (a), (b), (c), (d), (e) and (f) above, without limitation (the “Records”).

For purposes hereof, the following terms shall have the following meanings attributed to them: (i) “Net Revenue Interest” (or “NRI”) means the undivided interest in the oil, gas and other minerals or substances produced from or attributable to a Lease, Pooled Unit or Well, after deducting all lessor’s royalties, overriding royalties (but not deducting overriding royalties of Seller that are included as part of the Properties), net profits interests, production payments and other burdens on oil gas and other minerals or substances produced therefrom, expressed as a percentage or a decimal; and (ii) “Working Interest” (or “WI”) means that share of the costs, expenses, burdens and obligations of any type or nature attributable to Seller’s interest in the applicable Lease, Pooled Unit or Well, expressed as a percentage or a decimal.

1.02 Additional Leases. Set forth on Schedule 1.02 are descriptions of all outstanding offers (including, without limitation, a summary of lease bonus and all other acquisition costs and liabilities offered by Seller) as of the date of this Agreement by Seller to lessors for additional oil and gas leases on lands located within the boundaries of the map attached hereto as Exhibit M (the “Acquisition Area”) (collectively, the “Offered Leases”). During the Supplemental Acquisition Period (defined below), Seller will supplement Schedule 1.02 to identify additional offers made by Seller to lessors during the Supplemental Acquisition Period to acquire additional Offered Leases within the Acquisition Area. From and after the date of this Agreement and continuing until the date that is sixty (60) days after the Closing Date (as hereinafter defined) (the “Supplemental Acquisition Period”), if Seller acquires an Offered Lease prior to the expiration of the Supplemental Acquisition Period, then Seller shall provide Buyer with written notice of Seller’s acquisition of such additional Offered Leases prior to the expiration of the Supplemental Acquisition Period, and such notice shall contain: (A) copies of the Offered Lease(s) acquired (and any other conveyances into Seller covering such acquired Offered Leases), (B) any ownership and/or title opinions or reports covering the surface and/or mineral estates of the acreage leased, (C) a statement of the net mineral acres covered thereby, as well as the Net Revenue Interest and Working Interest attributable to such Offered Leases, and (D) a statement or summary of the pooling permitted under such Offered Lease. Buyer shall have ten (10) days after receipt of each such written notice to provide Seller with written response notice whether it elects to acquire any of such Offered Leases under the terms and conditions set forth in this Agreement (and if so, the same shall be deemed to be “Additional Leases”). Unless otherwise stipulated in the written notice from Seller to Buyer, Seller shall be deemed to have represented (and hereby represents) that all such Additional Leases cover lands located within the boundaries of the Acquisition Area. Buyer is under no obligation to acquire any Offered Leases. Except in connection with this Agreement, Seller shall not acquire any oil, gas, mineral fee, leasehold or derivative interest in any lands located within the Acquisition Area during the Supplemental Acquisition Period. To the extent that any Offered Leases are acquired by Seller after the date of this Agreement and prior to the expiration of the Supplemental Acquisition Period, and Buyer elects to acquire them, as described above, then there shall be a supplemental closing (the “Supplemental Closing”) on a date mutually agreed to by the Parties, but in no event later than ninety (90) days after the expiration of the Supplemental Acquisition Period (the “Supplemental Closing Date”), at which time, subject to the terms and conditions hereof, Seller shall sell all of its interests in and to such Additional Leases, together with all related interests related thereto (as contemplated in subparagraphs (a)-(g) of the definition of “Properties) in Section 1.01), and otherwise on the terms set forth in this Agreement as modified by this Section with regard thereto (collectively, the “Supplemental Properties”). All of the representations, warranties and covenants regarding Properties and the Closing shall apply correspondingly with regard to the Supplemental Properties and the Supplemental Closing (and, without limitation, representations and warranties in Article III shall be deemed to apply with regard to Supplemental Properties), conditions to closing that must be satisfied or waived in connection with the Closing, must likewise be satisfied or waived for purposes of a Supplemental Closing, and notices that must be provided within certain periods prior to or after the Closing in connection with the Properties, will, likewise, be required to be provided within such same periods prior to or after the Supplemental Closing in connection with the Supplemental Properties (and, by way of example, the notices for Defective Interests and Environmental Defects regarding the Supplemental Properties shall be due no later than five (5) Business Days prior to the Supplemental Closing). The purchase price to be paid by Buyer to Seller for the Supplemental Properties accepted by Buyer shall be the acquisition costs for the same as described on Schedule 1.02.

1.03 Excluded Assets. Notwithstanding anything to the contrary contained herein, there is hereby excluded from this purchase and sale, and the Properties do not cover or include any of the following (the “Excluded Assets”):

(a) Subject to the other terms of this Agreement, any trade credits, deposits with utilities, causes of action, and notes receivable and adjustments or refunds (including without limitation transportation tariff refunds, take-or-pay claims, audit adjustments claims for under-or-non-payment and over, inaccurate or excessive billings, and claims with respect to breach of contract) arising under contracts and agreements, insofar and only insofar as attributable to the Properties solely with respect to any period before the Effective Time and only insofar as Seller has not received an adjustment for the same under this Agreement and Buyer has not assumed any liability with regard thereto, including, without limitation, any claim Seller may have for refunds or reimbursement of money that may have been paid by Seller to any current or prior operator of the Properties on account of over-billings, excessive billings and inaccurate billings or otherwise made by such operator as a result of Seller’s interest in the Properties;

(b) Oil, gas and associated hydrocarbon products produced from the Properties prior to the Effective Time (other than Stock Tank Oil);

(c) All claims and causes of action Seller may have, as of the Effective Time, against any purchaser or purchasers of oil or gas produced from the Properties or against parties to any Contracts applicable to the Properties, insofar and only insofar as attributable to the Properties solely with respect to any period before the Effective Time and only insofar as Seller has not received an adjustment for the same under this Agreement and Buyer has not assumed any liability with regard thereto;

(d) As an Excluded Asset of Petro Texas only, regional mapping of Petro Texas that covers the Leon County and several other counties that incorporates log data, formation tops, production, scout tickets and other information and data that would allow for general trend residual mapping; and

(e) Photocopies of any of the Records made by Seller at Seller’s expense, and electronic copies of any Records on any Seller’s data base.

1.04 Effective Time. The purchase and sale of the Properties shall be effective as of 7:00 a.m. Central Daylight Time on April 1, 2012, (herein called the “Effective Time”). Buyer shall be entitled to all production, benefits and claims relating to the Properties attributable to periods from and after the Effective Time.

1.05 Elections by Other Owners. Set forth in Exhibit “A”, Part II, are the Working Interests, Net Revenue Interests, and net mineral acres attributable to the Leases that are currently held by certain third parties identified in Exhibit “A”, Part II (such owners being called the “Other Owners”). One of the Other Owners is Spindletop Oil & Gas Co. (“Spindletop”). Spindletop has a tag-along right pursuant to that certain Farmout and Participation Agreement, covering its interest in those Leases described in Exhibit “A”, Part III. Within five (5) days after the execution and delivery of this Agreement, Seller shall send a written notice to Spindletop, in form and substance reasonably satisfactory to Buyer, wherein Spindletop will be offered to tag-along with regard to such interests on the same terms and conditions set forth herein (with the price to be paid based on the allocation set forth in Exhibit “D”, Part II (and calculated in the same manner that the purchase price for Seller’s interest in the applicable Properties is calculated). If exercised within the time period specified in the written notice, Buyer would offer to enter into a separate purchase and sale agreement, containing substantially the same terms and conditions set forth herein, with Spindletop, covering the applicable interests of Spindletop (with appropriate changes to reflect the Working Interests, Net Revenue Interests and net mineral acres attributable to their respective interests), with applicable time periods for notices and Closing deferred by the same number of days between the date of this Agreement and the date on which Spindletop executes such tag-along purchase and sale agreement with Buyer.

ARTICLE II

Purchase Price

2.01 Purchase Price.

(a) Purchase Price; Buyer Stock; Seller Allocations. Subject to the other terms and conditions set forth in this Agreement, the aggregate purchase price payable by Buyer to Seller for the Properties shall be Three Hundred Seventy Million Four Hundred Eighty-Seven Thousand Three Hundred Thirty Nine and No/100 Dollars ($370,487,339), based on an allocation for Seller’s interest in the Wells and the Allocated Units (defined below) associated with the Wells as set forth on Exhibit “D”, Part I attached hereto, and Seller’s Interest in the PUD Properties (defined below), as set forth on Exhibit “D”, Part I (the “Purchase Price”), as the same may be adjusted in accordance with the terms of this Agreement, payable to the respective parties constituting the Seller on the basis of the party allocation set forth on Exhibit “D”, Part I. Up to forty percent (40%) of the adjusted Purchase Price may be in the form of newly issued shares of common stock of Buyer’s parent company, HRC (par value $0.0001 per share) (the “Buyer’s Stock”); and the remainder (less the Deposit, and subject to adjustments) shall be paid, via wire transfer of immediately available funds. Not less than three (3) days prior to Closing, Buyer shall notify Seller in writing with the specific portion of the adjusted Purchase Price to be paid using Buyer’s Stock. If Buyer fails to provide such written notice, then the percentage of Buyer’s Stock shall be deemed to be 40%. The calculation of the value of each share of Buyer Stock shall be made in accordance with Exhibit “K” attached hereto and made a part hereof. The issuance of Buyer’s Stock as of Closing will not be registered under the Securities Act of 1933, as amended (the “Securities Act”). Subject to the other terms hereof, at Closing, Buyer shall deliver, via wire transfer, the cash portion of the adjusted Purchase Price to each Seller according to written instructions executed by all parties constituting part of (and each party that is a) Seller specifying the cash portion of the adjusted Purchase Price to be paid to each Seller (and wiring instructions for each Seller). Likewise, the portion of the adjusted Purchase Price comprised of Buyer Stock will be issued and delivered to each Seller according to the shares specified in written instructions executed by all parties constituting part of (and each party that is a) Seller specifying the portion of the adjusted Purchase Price comprised of Buyer’s Stock that is to be issued to each Seller. The manner in which the cash and Buyer Stock portions of the adjusted Purchase Price (or other amounts paid under this Agreement by Buyer) may be allocated among the parties constituting the Seller is entirely dependent upon the agreement of such Seller parties as set forth in such written instructions, and each Seller hereby RELEASES, WAIVES AND FOREVER DISCHARGES any and all claims or liabilities regarding the manner in which such amounts, proceeds or Buyer Stock may be allocated or divided among the Seller parties as set forth in such written instructions, REGARDLESS OF THE SOLE, JOINT, CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF SELLER, BUYER OR ANY OTHER PERSON.

(b) Deposit. A deposit in the amount of Twenty Million and No/100 Dollars ($20,000,000.00) (together with any interest or earnings thereon, the “Deposit”), shall be paid within one (1) Business Day after execution of this Agreement by Buyer, by wire transfer, in immediately available funds, to JPMorgan Chase Bank, N.A. (“Escrow Agent”), to be held in escrow pursuant to an Escrow Agreement, the form of which is set forth at Exhibit “L”. Pursuant to the Escrow Agreement, the Escrow Agent shall continue to hold the Deposit in accordance with escrow instructions executed by Seller, Buyer and the Escrow Agent (the “Escrow Instructions”). In the event the Closing is consummated, the Deposit shall be paid by the escrow agent to Seller as part of the cash portion of the Purchase Price. In the event the Closing is not consummated, the Deposit shall be disbursed in accordance with the provisions of this Section and Article IX of this Agreement. To the extent that this Agreement is terminated for any reason, other than a termination in connection with an Unjustified Refusal to Close (as defined below) by Buyer, the Deposit shall be paid and returned to Buyer. In the event that this Agreement terminates due to Buyer’s failure to close and consummate the transactions contemplated herein, notwithstanding the satisfaction (or expressed waiver by Buyer) of all of Buyer’s Closing conditions under Section 6.02 (in such case, a “Unjustified Refusal to Close”), then following such termination of this Agreement, as Seller’s sole and exclusive remedy, Seller shall be entitled to receive and retain the Deposit as liquidated damages. Buyer and Seller shall each (i) be responsible for 50% of the fees of the Escrow Agent, and (ii) shall provide such notices and instructions to the Escrow Agent with regard to the payment and distribution of the Deposit in accordance with the terms hereof.

(c) Purchase Price Allocation. For the sake of clarity, the cash portion of the Purchase Price (less the Deposit) and Buyer’s Stock will be paid or issued to each Seller according to each Seller’s pro-rata interest in the Properties, as set forth in Schedule 2.01 (for each Seller).

2.02 Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows:

(a)	The Purchase Price shall be adjusted upward by the following:

(1) the value of all merchantable Stock Tank Oil in storage at the Effective Time, which is sold and which is credited to the Properties and measured by and accurately reflected in Seller’s records as of the Effective Time, such value to be the actual price received less taxes deducted, but only to the extent such proceeds are received by Buyer (or credited to Buyer at Closing);

(2) the amount of all normal and verifiable expenditures (including, without limitation, expenses and capital expenditures under applicable operating agreements or other similar arrangements or agreements) actually paid to unaffiliated third parties by Seller in accordance with the terms of this Agreement, in connection with the drilling, development, fracture stimulation, equipping and operation of the Properties in accordance with this Agreement for work actually performed and materials, supplies and equipment, solely to the extent attributable to periods subsequent to the Effective Time;

(3) an amount equal to all prepaid ad valorem, property, production, severance and similar Taxes (but not including income Taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom, solely to the extent they are attributable to the ownership or operation of the Properties on and after the Effective Time;

(4) an amount equal to the value (based on the price which Seller is entitled to receive on the date(s) that such under production occurred for such production) of the volume of gas less than its ownership percentage which Seller has produced from any of the Wells (“Under Production”);

(5) any other amount agreed upon by Seller and Buyer.

(b)	The Purchase Price shall be adjusted downward by the following:

(1) proceeds and revenues received by Seller attributable to the Properties and which are attributable to periods on or after the Effective Time;

(2) an amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom attributable to the Properties prior to the Effective Time, which amount shall be computed based upon such taxes assessed against the applicable portion of the Properties for the preceding calendar year or, if such taxes are assessed on other than a calendar year basis, for the tax related year last ended;

(3) the aggregate amount of (i) the Title Defect Value (defined below) of the Defective Interests (defined below) and Environmental Defect Value (defined below) of the Environmental Defects (defined below) less (ii) Upward Adjustments (as defined in Section 5.07 hereof), to the extent that such difference exceeds one-half percent (0.5%) of the Purchase Price;

(4) an amount equal to the value of that portion of the Properties with respect to which (i) Seller is obligated by virtue of any prepayment arrangements under any contract for the sale of hydrocarbons and containing a “take or pay” or similar provision or a production payment or any other arrangement to deliver hydrocarbons produced from the Properties at some future time without then or thereafter receiving full payment therefor (“Take-or-Pay Liability”), and/or (ii) Seller has produced a share of gas in excess of its ownership percentage and Seller is obligated to reduce its share of production under a gas balancing agreement or similar arrangement to allow under-produced parties to come back into balance (“Over Production”) (the value of such Take-or-Pay Liability and Over Production to be based on the price which could have been received by Seller on the dates(s) that such Take-or-Pay Liability accrued or the date(s) that such Over Production occurred;

(5) any lease extension, delay rentals or lease renewal payments associated with the Properties and due within twelve (12) months after Closing; and

(6) any other amount agreed upon by Seller and Buyer, including without limitation the amounts provided in Section 5.04(c) hereof.

(c) Notwithstanding anything to the contrary set forth in this Agreement, any net reduction to the Purchase Price shall be applied to reduce the amount of cash and shares of Buyer’s Stock to be delivered according to Section 2.01(b) in the same proportion described in 2.01(a) above.

2.03 Allocation of Purchase Price; Seller’s Target Acreage. Seller and Buyer agree that the Purchase Price will be allocated among the Properties as set forth on

Exhibit “D”, Part I attached hereto and made a part hereof (the “Allocated Value”). The Allocated Value attributable to the Wells includes an 160-acre net mineral acre tract attributable to such Well (and as much as reasonably practicable, formed in the shape of a rectangle around the Well and lateral leg (and such lateral leg being as near to the middle of the rectangle as reasonably practicable, such 160-acre units being referred to herein as “Allocated Units”)) For purposes hereof, (i) the “PUD Properties” shall mean the remainder of those Leases which are not allocated to an Allocated Unit that is attributable to a Well), (ii) “Per Net Mineral Acre Price” is calculated on Exhibit “O” hereto, (iii) “Seller’s Target Acreage” is calculated on Exhibit “O”, and (iv) “net mineral acre” shall mean Sellers’s undivided Working Interest in the leasehold estate created by a Lease, multiplied by the number of gross acres covered by the Lease, multiplied by the lessor’s undivided interest in the oil and gas mineral fee estate in the lands covered by the Lease. The Allocated Value shall apply to Seller and Buyer for purposes of Section 1060 of the Code and any IRS Form 8495s that Seller and Buyer may file with respect the purchase and sale of the Properties.

ARTICLE III

Representations and Warranties

3.01 Representations and Warranties of Seller. Each Seller, severally, but not jointly, represents and warrants to Buyer (and with respect to those representations and warranties that are made to the knowledge of Seller, the knowledge of PMO is imputed to Seller) the following:

(a) Each Seller is duly organized, validly existing and in good standing under the laws of its state of formation and is qualified to do business in the State of Texas.

(b) Each Seller has all requisite power and authority, to carry on its business as presently conducted, to enter into the Agreement, to sell and convey, free and clear of all adverse claims, the Properties on the terms described in the Agreement and to perform its other obligations under the Agreement.

(c) The execution, delivery and performance of this Agreement has been, and the execution and delivery of all certificates, documents and instruments required to be executed and delivered by Seller at the Closing, and the consummation of the transactions contemplated hereby shall have been duly authorized by all necessary action on the part of each Seller, and no further authorization is required by any law, statute, regulation, court order or judgment applicable to each Seller. This Agreement constitutes a legal, valid and binding obligation of each Seller enforceable in accordance with its terms, subject however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) The execution and delivery of the Agreement and the consummation of the transactions contemplated hereby will not (i) violate, or be in conflict with, any provisions of each Seller’s bylaws, agreement of limited partnership, company agreement or other governing documents, (ii) constitute a material breach of, or any event of default under, any Contract or agreement to which each Seller is a party or by which it or its assets or any of the Properties are bound, or constitute the happening of an event or condition upon which any other party to such a contract or agreement may exercise any right or option which will materially adversely affect any of the Properties, and except as set forth on Schedule 3.01(d), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby: (A) require consent of any third party or governmental authority to transfer any of the Properties, (B) violate any maintenance of uniform interests provisions, (C) require any other third-party approvals contemplated herein, and (D) trigger any preferential purchase rights, rights of first refusal or other option or rights in favor of third parties, (iii) violate any judgment, decree, order, statute, rule or regulation applicable to each Seller, or (iv) result in any material liability to Buyer under the terms of any Contracts or agreements, except those obligations related to the Properties after the Effective Time and assumed by Buyer pursuant to the terms of the Agreement.

(e) Except as shown on Exhibit “E” attached hereto and made a part hereof, no suit, action or other proceeding is pending before any court or governmental agency as to which any Seller is a party and which might result in substantial impairment or loss of each Seller’s title to any material part of the Properties or that might materially hinder or impede the operation of the Leases or the ability of Seller to perform its obligations hereunder. No suit, action, demand, proceeding, lawsuit or other litigation is pending or, to each Seller’s knowledge, threatened against any Seller with respect to the Properties. In addition, except as set forth on Exhibit “E”, there are no audits currently being conducted by or with respect to or by each Seller of the joint account under any operating agreements related to the Properties or any other agreement nor are there any such audits of any Seller or the Properties currently underway or, to each Seller’s knowledge, planned.

(f) All royalties (other than royalties validly held in suspense), rentals and other payments due under the Leases or the Properties have been properly and timely paid. None of the Leases have been amended except as amended by the lease amendments that are listed on Exhibit “A” next to the applicable Leases. Except as disclosed on Schedule 3.01(f), none of the Properties is subject to the terms of any area of mutual interest agreement or non-competition agreements, nor are they subject to any other agreements which would preclude Seller (or would, after Closing, preclude Buyer) from acquiring any oil and gas leases in the Acquisition Area. All of the Leases or memoranda thereof, themselves, and all assignments and conveyances constituting Seller’s chain of title to such Leases (or any part thereof), have all been properly recorded and filed of record in the real property records of the respective counties where the Leases are located.

(g) With respect to Taxes and Tax Returns: (i) all material Tax Returns required to be filed with respect to the Properties have been accurately and completely prepared and timely filed, (ii) all Taxes shown as due on such Tax Returns have been timely paid, (iii) all other Taxes, assessments, excises and other levies not reported on Tax Returns but that pertain to the Properties, which, if not paid, could constitute liens or charges against the Properties except for Taxes being contested in good faith and by appropriate proceedings have been paid in the ordinary course, (iv) there are no material liens on any of the Properties that arose in connection with any failure to pay any Tax, (v) Seller has received no notice of a material claim or inquiry pending by any governmental authority in connection with any Tax or any Tax Return described in clauses (i), (ii) or (iii), (vi) no written claim has been made by any governmental authority in a jurisdiction where any Seller does not file a Tax Return or has previously paid Taxes that it is or may be subject to material taxation in that jurisdiction with respect to the Properties, and (vii) none of the Properties is held in or subject to an arrangement or agreement that results in any of the Properties being treated as held in or subject to a partnership (or otherwise treated as an interest in any type of entity) for federal, state, or local income tax purposes. For purposes of this Section 3.01(g) and otherwise in this Agreement, the following terms shall have the meanings described: (i) “Tax Returns” means any report, return, election, document, estimated tax filing, declaration, claim for refund, information returns, or other filing provided to any governmental authority with respect to Taxes including any schedules or attachments thereto and any amendment thereof; and (ii) “Taxes”, means all taxes, assessments, charges, duties, levies, imposts, or other similar charges imposed by a governmental authority with respect to ownership of the Properties, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, and assessments, charges, duties, fees, levies, imposts, or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to taxes, whether disputed or otherwise, including without limitation transferee liability for any of the preceding described taxes.

(h) Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

(i) The only surface leases, farmin agreements, farmout agreements, bottom hole agreements, acreage contribution agreements, operating agreements, unit agreements, processing agreements, options, leases of equipment or facilities, and other contracts, agreements and rights that cover or affect the Properties are those Contracts described on Exhibit “B” attached hereto and made a part hereof; and except for those Contracts described on Exhibit “B”, there are no contracts, agreements or commitments that constitute part of the Properties. Seller is not in breach or violation of any of such Contracts, and to its knowledge, neither are any of the counterparties thereto. Each of the Contracts is in full force and effect, enforceable in accordance with its respective terms. Seller has provided, or has been made available for Buyer’s review on PMO’s website, copies of all Contracts (including all amendments and supplements thereto) to Buyer prior to the execution and delivery of this Agreement. None of the Contracts to which a Seller is bound includes an affiliate of any Seller as a counterparty thereto (except to the extent such affiliate is also a Seller under this Agreement).

(j) Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

(k) The Authorities for Expenditures (AFE’s) set forth on Exhibit “F” attached hereto constitute all of the AFE’s which have been approved by Seller or other working interest owners respecting operations to be conducted on the Properties after the Effective Time; and no other AFE’s, nor other material capital expenditures regarding the Properties have been proposed. All expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Properties, and all severance, production, ad valorem and other similar taxes) relating to the ownership or operation by Seller of the Properties and for which Seller has received an invoice, have been, and are being, paid (timely, and before the same become delinquent) by Seller. No Seller is delinquent with respect to its obligations to bear costs and expenses relating to the development and operation of the Properties.

(l) Exhibit “G” attached hereto sets forth the amount of Take-or-Pay Liability and Over Production attributable to the Properties. Except as set forth in Exhibit “G”, there are no Hydrocarbon imbalances (whether production, pipeline or deliverable) with respect to the Properties, nor any calls on production or similar obligations.

(m) Each Seller acquiring Buyer’s Stock is (i) an “Accredited Investor” as defined in Rule 501(a) of the Securities Act; (ii) acquiring the Buyer’s Stock only for his, her or its own account and not for the account of others, for investment purposes and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act; and (iii) not an entity formed for the specific purpose of acquiring the Buyer’s Stock.

(n) Except for the Wells described on Exhibit “C” and those Wells described on Schedule 3.01(n), there are no domestic, dormant, plugged and abandoned (whether temporarily or permanently plugged and abandoned) or other wells located on or allocable to the Properties, and there is no current obligation under applicable laws, regulations, rules of any governmental authorities (including, without limitation, the Texas Railroad Commission) to plug and abandon any Wells or facilities constituting part of the Properties, nor is there any condition that could result in an obligation to plug or abandon any of the same within the twelve (12) months immediately following the Closing. All of the Wells have been drilled and completed within the boundaries of the Properties; and no Well is subject to material penalties on allowable production after the date of this Agreement because of any overproduction or any other violation of applicable laws, rules, regulations or permits or judgments, orders or decrees of any governmental authority that would prevent any Well from being entitled to its full legal and regular allowable production from and after the Effective Time.

(o) Excluding Environmental Laws, each Seller is (with regard to the Properties), and the Properties are, in material compliance with all applicable local, state and federal laws, regulations, rules and ordinances, judgments, orders, and decrees (including, without limitation, applicable Texas Railroad Commission field rules). Excluding Environmental Laws, Seller has received no written notice, whether from a third party or governmental authority, asserting or alleging any non-compliance of any applicable local, state and federal laws, regulations, rules and ordinances, judgments, orders, or decrees. With respect to those Properties operated by Seller or its Affiliates, Seller has, and with respect to those Properties operated by an unaffiliated third party, to the knowledge of Seller, such third party has, all governmental permits necessary for the operation of such Properties as of the Effective Time, and Seller is not, and, to the knowledge of Seller, such third party is not, in material default under any such permit, license or agreement relating to the operation and maintenance of the Properties.

(p) Schedule 3.01(p) contains a complete and accurate list of the status of any “payout” balance (net to the interest of Seller), as of the dates shown in Schedule 3.01(p) for each of the Wells that is subject to a reversion or other adjustment at some level of cost recovery or payout.

(q) Except as set forth on Schedule 3.01(q), subject to Permitted Encumbrances, none of the Properties are subject to any of the following which are not filed and reflected of record in the real property records of the county where the affected Properties are located: a lien, mortgage, deed of trust, or other claims or encumbrances, including, without limitation, any carried interests, reversionary interests, production payments, overriding royalty interests, net profits interests, calls on production, or obligations to deliver any production from the Properties after the Effective Date without the right to be immediately paid for the same.

(r)

(i) Each Seller is (with regard to the Properties) and the Properties are, in material compliance with all applicable Environmental Laws. The Properties have been operated in material compliance with, and are in material compliance, with all applicable Environmental Laws, which compliance includes the possession of all permits and plans required under applicable Environmental Laws and compliance with the terms and conditions thereof and the making and filing with all applicable governmental entities of all reports, forms and documents and the maintenance of all records required to be made, filed or maintained by it under any Environmental Law. Seller has not received any communication from any person, whether a governmental entity, citizens group, employee or otherwise, that alleges that the Properties are not in compliance with Environmental Laws.

(ii) Seller is not subject to any liability or obligation (accrued, contingent or otherwise) to cleanup, correct, abate or to take any response, remedial or corrective action under or pursuant to any Environmental Laws, relating to (i) environmental conditions on, under, or about any of the Properties or, to the knowledge of Seller, any predecessor thereto, at the present time or in the past, including the air, soil, surface water and groundwater conditions at, on, under, from or near such Properties; or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal or release of any Hazardous Materials originating from the Properties, whether on-site at any Property, or at any off-site location. Seller has not received notice of any actions pending or, to the Seller’s knowledge, threatened against Seller alleging the material violation of, or liability under, any Environmental Law with regard to the Properties.

(iii) Seller has provided or made available to Buyer, or will make available to Buyer pursuant to Section 4.01(a), all material studies, assessments, reports, data, results of investigations or audits, analyses and test results, in the possession, custody or control of Seller relating to (i) the environmental conditions on, under or about any of the Properties or any predecessor in interest thereto, at the present time or in the past; and (ii) any Hazardous Materials used, managed, handled, transported, treated, generated, stored or released by any person on, under, about or from, any of the Properties.

(iv) To knowledge of Seller, there are no past or present actions, activities, circumstances, conditions, events or incidents in violation of Environmental Laws (including the release, emission, discharge, presence or disposal of any Hazardous Material in violation of Environmental Laws), that would be reasonably likely to form the basis of any environmental liability against the owner or operator of the Properties.

(v) Seller has not placed any underground storage tanks at any of the Properties.

(s) Schedule 3.01(s) sets forth a complete and accurate list of the amounts held in suspense relative to the Properties as of the date set forth in such Schedule (it being herein acknowledged that Seller shall provide an updated schedule of such suspense amounts at Closing).

(t) Exhibit “A,” Part IV sets forth a complete and accurate description of the terms of any Contract (not including Leases) that contains a covenant or condition that must be satisfied in order to earn or avoid forfeiture or loss of any Leases, or portions thereof.

(u) All equipment and items of personal property constituting part of the Properties, is in generally good and working condition, fit for its intended use, and operating within its stated capacity.

(v) Seller understands that (i) the Buyer’s Stock is being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the offer and sale of the Buyer’s Stock has not been registered under the Securities Act. Seller understands that the Buyer’s Stock may not be resold or otherwise transferred by the undersigned absent an effective registration statement under the Securities Act except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable securities laws of the states of the United States; (ii) certificates evidencing the Buyer’s Stock will bear a legend in substantially the following form disclosing the transfer restrictions described above:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT, OR AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER HEREOF, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT;

and, as a result of these transfer restrictions, Seller may not be able to readily resell the Buyer’s Stock and may be required to bear the financial risk of an investment in the Buyer’s Stock for an indefinite period of time.

(w) Seller has received such information as Seller deems necessary in order to make an investment decision with respect to the Buyer’s Stock. Seller and Seller’s professional advisor(s) have had the full opportunity to ask such questions, receive such answers and obtain such information as Seller and Seller’s professional advisor(s) have deemed relevant to making an investment decision with respect to the Buyer’s Stock. The Buyer’s Stock has been offered to Seller solely by means of direct contact between Seller and the Company. The Buyer’s Stock has not been offered to Seller by any other means, including, by any form of general solicitation or general advertising.

(x) Seller is aware that there are substantial risks incident to accepting the Buyer’s Stock as part of the Purchase Price, including those summarized under “Risk Factors” in HRC’s SEC Documents. Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Buyer’s Stock, and Seller has sought such accounting, legal and tax advice as the undersigned has considered necessary to make an informed investment decision. Seller is able at this time and in the foreseeable future to bear the economic risk of a total loss of Seller’s investment in the Company represented by the Buyer’s Stock. In making the decision to accept the Buyer’s Stock as part of the Purchase Price, Seller has relied solely upon the representations of HRC contained in this Agreement and its independent investigation.

3.02 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

(a) Each of Buyer and HRC is a duly organized, validly existing corporation organized and in good standing under the laws of the State of its incorporation and is qualified to do business in the State of Texas.

(b) Each of Buyer and HRC has all requisite power and authority, corporate and otherwise, to carry on its business as presently conducted, to enter into the Agreement, and to perform its obligations under the Agreement.

(c) The execution and delivery of this Agreement has been, and the execution and delivery of all certificates, documents and instruments required to be executed and delivered by Buyer or HRC at Closing, and the consummation of the transactions contemplated hereby as of the Effective Time shall have been duly authorized by all necessary corporate action on the part of the Buyer and HRC and no further authorization is required by any law, statute, regulation, court order or judgment applicable to Buyer or HRC. This Agreement constitutes a legal, valid and binding obligation of Buyer and HRC enforceable in accordance with its terms, subject however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) The execution and delivery of the Agreement and the consummation of the transactions contemplated hereby will not (i) violate, or be in conflict with, any provisions of Buyer’s or HRC’s articles of incorporation, bylaws or governing documents, (ii) constitute a material breach of, or any event of default under, any contract or agreement to which Buyer or HRC is a party or by which it or its assets are bound, or constitute the happening of an event or condition upon which any other party to such a contract or agreement may exercise any right or option which will materially adversely affect the ability of Buyer or HRC to perform its obligations hereunder, (iii) violate any judgment, decree, order, statute, rule or regulation applicable to Buyer or HRC, or (iv) result in any material liability to Seller under the terms of any contracts or agreements to which Buyer is a party.

(e) No suit, action or other proceeding is pending before any court or governmental agency as of the date of this Agreement to which Buyer or HRC is a party and which might materially hinder or impede the ability of Buyer to perform its obligations hereunder. Buyer or HRC shall promptly notify Seller of any such proceeding arising prior to the Closing with respect to which Buyer receives actual notice.

(f) Neither Buyer or HRC has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

(g) Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate (and in fact has evaluated) the Properties for purchase, and is acquiring the Properties for its own account and not with the intent to make a distribution thereof within the meaning of the Securities Act of 1933 (and the rules and regulations pertaining thereto) or a distribution thereof in violation of any other applicable securities laws.

(h) In entering into this Agreement, Buyer has relied solely on the express representations and covenants of Sellers in this Agreement, its independent investigation of, and judgment with respect to, the Properties and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments or statements of Seller or any representatives of, or consultants or advisors engaged by Seller.

(i) The Buyer’s Stock to be issued by HRC to Seller at Closing will be duly authorized for such issuance and, when issued and delivered by HRC in accordance with the provisions of this Agreement, will be validly issued, fully paid, and nonassessable. The issuance of the Buyer’s Stock under this Agreement will not be subject to any preemptive or similar rights.

(j) As of the date of this Agreement, HRC is current in its obligations to file all periodic reports with the Securities and Exchange Commission (“SEC”) required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and applicable rules and regulations promulgated thereunder. HRC’s Annual Report on Form-10K for the fiscal year ended December 31, 2011, and any other reports and proxy statements and information filed or furnished by HRC with the SEC since December 31, 2011 (the “SEC Documents”), including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Financial Statements”), (i) do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act and the respective rules and regulations promulgated thereunder, (iii) the Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q) and (iv) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of the business of HRC as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Since December 31, 2011, HRC has not (1) incurred any liability or obligation, direct or contingent, other than liabilities and obligations that were incurred in the ordinary course of business or (2) entered into any material transaction not in the ordinary course of business, other than as disclosed by HRC in the SEC Documents or as reflected in a public filing made by HRC with the SEC or as disclosed to Seller in writing.

(k) As of the date of this Agreement, the authorized and outstanding capital stock of HRC as of the date hereof consists solely of (a) 366,666,666 shares of HRC’s common stock, of which 143,825,987 shares are issued and outstanding, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share, no shares of which are outstanding. No other class of capital stock of HRC is authorized, issued, reserved for issuance or outstanding. All outstanding shares of capital stock of HRC are duly authorized, validly issued, fully paid and non-assessable. Except as disclosed in the SEC Documents and for awards under HRC’s 2006 Long-Term Incentive Plan, there are no (i) securities convertible into or exchangeable or exercisable for shares of HRC capital stock, (ii) subscriptions, options, warrants, calls, rights, convertible securities or other contracts, agreements or commitments of any kind or character obligating HRC to issue, transfer or sell any of its capital stock, (iii) any equity equivalents or any agreements, arrangements or understandings granting any person any rights in HRC similar to capital stock. There are no outstanding obligations of HRC to repurchase, redeem or otherwise acquire any HRC capital stock.

(l) No person has the right, contractual or otherwise, to cause HRC to register under the Securities Act any shares of HRCs common stock or any other HRC capital stock, or to include any such shares in any registration statement of HRC, except pursuant to (i) the Registration Rights Agreement dated as of March 5, 2012 between HRC and Barclays Capital, Inc. and (ii) the Registration Rights Agreement dated February 8, 2012 between HRC and Halcón Resources LLC. Correct and complete copies of the agreements described in (i) and (ii) have been made available to the Seller or are disclosed in the SEC Documents.

(m) HRC does not have in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan, or other than the provisions of Section 203 of the Delaware General Corporation Law, any similar plan, device or arrangement (a “Rights Plan”), and the board of directors of HRC has not adopted or authorized the adoption of such a plan, device or arrangement.

ARTICLE IV

Covenants

4.01 Covenants of Seller. Seller covenants and agrees with Buyer that:

(a) Prior to the Closing, Seller will (i) provide access to the Properties to Buyer and its representatives, for inspection and evaluation, and (ii) make available to Buyer for examination at PMO’s office in Garland, Texas, all title and other records, books, files and information relating to the Properties insofar as the same are in Seller’s possession or reasonable control, and will cooperate with Buyer in Buyer’s efforts to obtain, at Buyer’s reasonable expense, such additional information relating to the Properties as Buyer may reasonably desire, to the extent in each case that Seller may do so without violating legal constraints or any obligation of confidence or other contractual commitment of Seller to a third party (and to the extent any such data or information is prohibited from disclosure to Buyer without consent of a third party, Seller shall (a) identify to Buyer the general nature or type of information that is being withheld, and (b) use commercially reasonable efforts to obtain consents or approvals necessary to permit disclosure to Buyer). Historical file information in PMO’s possession regarding crude oil, produced water, or Hazardous Materials which may have been spilled or disposed of on-site or off-site and the locations thereof; pits and pit closures; burials; land farming; land spreading; underground injection; and solid waste disposal sites; and environmental permits and Spill Prevention, Control and Countermeasure Plans will be made available to Buyer for inspection prior to Closing. Seller shall permit representatives of Buyer to make such environmental tests as they deem appropriate, including without limitation Phase I and Phase II environmental assessments, but Buyer may not conduct a Phase II environmental testing or other invasive and/or subsurface testing without Seller’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that to the extent such consent is withheld or refused, then the affected Properties shall be deemed to be burdened by an Environmental Defect for purposes of this Agreement (and, among other things, Buyer shall have the right to have the affected Properties excluded from this Agreement, and the Purchase Price reduced by the Allocated Values of the excluded Properties). Seller shall permit Buyer, at Buyer’s reasonable expense, to inspect and photocopy such information and records at any reasonable time during the term of this Agreement but only to the extent, in each case, that Seller may do so without violating any obligation of confidence or contractual commitment to a third party (and to the extent any such records or information is prohibited from disclosure to Buyer without consent of a third party, Seller shall (a) identify to Buyer the general nature or type of information that is being withheld, and (b) use commercially reasonable efforts to obtain consents or approvals necessary to permit disclosure to Buyer). Seller shall not be obligated to commission any updated abstracts, title opinions or additional title information, but shall provide all of the same that is in Seller’s possession (or reasonable control) and shall cooperate with Buyer in Buyer’s efforts to obtain, at Buyer’s reasonable expense, such additional title information as Buyer may reasonably deem prudent. The Records and other information concerning the Properties are files or copies thereof that Seller (or PMO) has used or generated in its normal course of business. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO THE RECORDS, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY AND COMPLETENESS OF THE RECORDS. Except with regard to statements, representations and warranties of Seller in this Agreement, Buyer acknowledges that any other conclusions drawn from the Records and other information concerning the Properties are the result of its own independent review and judgment.

(b) From and after the date of this Agreement (including from time to time after the Closing Date), Seller shall and shall cause Seller’s affiliates, employees, representatives, agents and accountants to, promptly provide such cooperation and assistance as Buyer or HRC may reasonably request in connection with the preparation of such financial statements, reports and filings relating to the transactions contemplated in this Agreement as Buyer or HRC determines in good faith to be required under applicable laws, rules and regulations, including, without limitation, the rules and regulations of the SEC and the New York Stock Exchange (“NYSE”), and (ii) responding to any inquiries by regulatory authorities, including the SEC and NYSE, relating to the foregoing financial statements, reports and filings. Without limiting the foregoing, such cooperation shall include providing HRC and its employees, representatives, agents and external accountants, with access to, and the right to copy, relevant books, records, files, and documentation in the possession or under control of such Seller or its employees, representatives, agents and accountants and making appropriate persons available to answer questions relating to same; and executing and delivering or causing to be executed and delivered such representation letters, in form and substance customary of representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit, as may be reasonably requested. Buyer shall reimburse Seller for Seller’s (and Seller’s affiliates) reasonable out of pocket expenses incurred in complying with this Section 4.01(b).

(c) From the date of this Agreement until Closing, Seller (i) will cause the Properties to be operated and maintained in a good and workmanlike manner consistent with prior practices, and will pay or cause to be paid all costs and expenses in connection therewith, (ii) will not abandon any Properties, (iii) will maintain insurance now in force with respect to the Properties, (iv) will comply with all applicable federal, state and local laws, rules and regulations, including, without limitation, all of the rules, regulations and orders of the Texas Railroad Commission which are applicable to Seller and the Properties, and will timely, properly and accurately make all reports required to be filed with the Texas Railroad Commission, (v) will perform and comply with all of the material covenants and conditions contained in the Leases, Contracts and agreements relating to the Properties, and (vi) will pay all taxes and assessments with respect to the Properties which become due and payable prior to the Closing Date; provided however, in the absence of Buyer’s written consent, from the date of this Agreement until the Closing, Seller shall not conduct or authorize any operation on the Properties requiring Authority for Expenditure (AFE) approval by working interest owners under applicable operating agreements, or an expenditure of $50,000 or more for the entire 100% of any single project (except for emergency operations and except for any AFEs identified on Exhibit “F” hereto). With respect to the Properties that are operated by PMO, as reimbursement for PMO’s operating and managing the Properties for the period from the Effective Time to the Closing Date, PMO shall retain for its own account the amounts that are paid to PMO from third party non-operators as overhead charges under the accounting procedure attached to the applicable operating agreements with respect to the period after the Effective Time.

(d) Without the prior written consent of Buyer, from the date of this Agreement until Closing, Seller shall not enter into any new agreements or commitments with respect to the Properties, will not modify or terminate any of the Leases, Contracts or other agreements relating to the Properties, shall not encumber, sell, transfer, assign, convey, or otherwise dispose of any of the Properties other than personal property consumed in the ordinary course in the operation of the Properties, and will not voluntarily compromise or waive any amounts or claims payable to Seller due to any casualty loss or any pending or threatened taking related to the Properties; provided, however, that prior to Closing Seller may make assignments of the Properties to Other Owners and assignments or cross-assignments among the parties that are Seller, so long as such assignments do not decrease Seller’s interest in such Properties from those interests of Seller shown on Exhibit “A,” Part I or on Exhibit C.

(e) With respect to any third-party consents and notices required under preferential rights to purchase provisions, Seller shall make requests of such third parties in compliance with applicable Leases, Contracts and agreements, that such consents be given or waived and that such preferential rights be waived; provided however, nothing contained in this subsection of Section 4.01 shall require Seller to pay money (other than ministerial or administrative costs) in order to obtain such consent.

(f) From the date of this Agreement until Closing, Seller shall permit Buyer’s authorized representatives to consult with Seller and/or such third-party operator’s agents and employees during reasonable business hours concerning the operations on or respecting the Properties that occur after the Effective Time and to conduct, at Buyer’s sole risk and expense, on-site inspections, environmental assessments, reasonable tests and inventories of the Properties as provided in Section 5.03 hereof, excluding any Phase II environmental testing or invasive and/or subsurface testing unless Seller consents to such testing as provided in Section 4.01(a).

(g) During the period from the date of this Agreement to the Closing Date, Seller shall use commercially reasonable efforts to maintain its relationships with all suppliers, customers and others having business relationships with Seller with respect to the Properties so that such relationships will be preserved for Buyer on and after the Closing Date.

(h) Seller shall give Buyer prompt written notice of any litigation, arbitration or similar legal proceedings initiated (or threats of litigation, arbitration or similar legal proceedings of which Seller becomes aware or receives notice) by or against Seller, of which Seller has notice, and which relates to the Properties or the ability of Seller to proceed to Closing.

(i) During the period from the date of this Agreement to the Closing Date, or until this Agreement is terminated (as the case may be), Seller agrees not to engage in any buying, selling, trading or any other transactions related to Buyer’s common stock or to any derivatives, options, swaps, hedges, puts, calls, collars or similar instruments relating to Buyer’s common stock.

4.02 Covenants of Buyer and HRC. Buyer covenants and agrees with Seller that, prior to Closing:

(a) Buyer shall maintain its corporate status and to assure that as of the Closing, it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of this transaction.

(b) Buyer shall exercise all commercially reasonable due diligence in safeguarding and maintaining secure all engineering, geological and geophysical data, reports and maps, accounting records, and all other confidential data or information relating to the Properties in the possession of Buyer. If the transaction contemplated by this Agreement is not consummated, Buyer shall return to Seller all information which Seller has delivered to Buyer which relates to the Properties.

(c) Buyer shall give Seller notice of any litigation initiated by or against Buyer, of which Buyer has notice, and which relates to the Properties or the ability of Buyer to proceed to Closing.

(d) From the date hereof to the Closing, Buyer will conduct its business in the ordinary course of business, in a manner consistent with past practice and in material compliance with applicable laws.

(e) From the date hereof to the Closing, (i) neither Buyer or HRC will amend or otherwise modify its certificate of incorporation or bylaws in a manner that would hinder or prohibit the transactions contemplated herein, and (ii) HRC will not reclassify, split or subdivide the Buyer’s Stock.

(f) HRC shall use its commercially reasonable efforts to satisfy the condition set forth in Section 6.02 (e) prior to Closing.

4.03 Covenants of Buyer and Seller as to Taxes

(a) Seller shall timely prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Properties due on or before the Closing Date (taking into account valid extensions). All such Tax Returns shall be prepared in accordance with past practices of the Seller with respect to Tax Returns for the Properties. Buyer shall timely prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Properties due after the Closing Date (taking into account valid extensions) for any period that ends on or before the Closing Date.

(b) All Taxes shall be pro-rated between Seller and Buyer as of the Effective Time. Seller shall be charged for and obligated to pay all such Taxes based on ownership of the Properties prior to the Effective Time. Buyer shall be charged for and obligated to pay such Taxes based on ownership of the Properties after the Effective Time (excluding any liability of Buyer for any income Taxes, franchise Taxes, margin Taxes or other Taxes based on the income or capital of Seller or with respect to Seller’s ownership of the Properties prior to and including the Closing Date, which Taxes shall be the sole obligation of Seller and for which Seller hereby indemnifies Buyer and holds Buyer harmless with respect to such Taxes). For purposes of the provisions of this Section 4.03(i), the proration of Taxes between Seller and Buyer that are Property Taxes shall be computed on a per diem or actual production basis, whichever is applicable, and (ii) the proration of any other Taxes not described in (i) shall be computed on an actual closing of the books basis pursuant to general federal income tax principles.

The parties shall be entitled to any refund, credit or offset with respect to Taxes for which the party is responsible pursuant to Section 4.03. If a party receives a refund, credit or offset to which the other party is entitled, the party receiving the refund, credit or offset shall pay an amount of cash equal to the value thereof to the party entitled to the refund, credit or offset within 30 business days after receipt. For purposes of this Agreement and this Section 4.03(b), “Property Taxes” means ad valorem, property, excise, severance, production or similar Taxes (including any interest, fine, penalty, or additions to Tax imposed by a governmental authority in connection with such Taxes) based upon operation or ownership of the Properties or the production of hydrocarbons therefrom, but excluding all other Taxes.

(c) Seller and Buyer shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes.

(d) All sales taxes occasioned by the sale of the Properties and all documentary, filing and recording fees required in connection with the filing and recording of any assignments (the “Transfer Taxes”) shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. If either party pays some or a portion of the Transfer Taxes, the other party shall reimburse the paying party for its share of such Transfer Taxes after receiving reasonably satisfactory documentation with respect to payment. Each party shall reasonably cooperate with the other to help minimize the Transfer Taxes through any reasonable means that conforms to the law.

ARTICLE V

Title Matters, Defective Interests and Environmental Defects

5.01 Defensible Title.

(a) As used herein, the term “Defensible Title” shall mean, as to the Properties, and each of them, such title subject to Permitted Encumbrances, which:

(1) is free and clear of liens or encumbrances, and (A) is otherwise only subject to contractually binding arrangements which are conventional and which are customarily experienced in the oil and gas industry and (B) is not subject to any matters which will result in a breach of any warranty or representation made by Seller hereunder;

(2) obligates Seller (throughout the life of the Leases and as to all depths owned by Seller) to bear costs and expenses relating to the maintenance, development and operation of (i) each of the Wells in an amount not greater than the “Working Interest” set forth on Exhibit “C” hereto with respect to each of the Wells, and (ii) each of the Leases and Pooled Units in an amount not greater than the “Working Interest” in the Leases or Pooled Units set forth on Exhibit “A”, unless there is a corresponding and proportionately equal increase in the Net Revenue Interest attributable to such Well, Lease or Pooled Unit;

(3) with respect to the Wells, entitles Seller (throughout the life of the Leases attributable and allocable to the Wells, and as to all depths owned by Seller) to an actual Net Revenue Interest to not less than the weighted average Net Revenue Interest of 78%, to be calculated as the sum of the actual Net Revenue Interest of Seller in all Wells (to be determined for each Well by dividing Seller’s Net Revenue Interest in such Well by Seller’s Working Interest in such Well) divided by 12;

(4) with respect to the Leases and Pooled Units as to acreage outside of the Allocated Unit for a Well (PUD Properties), entitles Seller (throughout the life of the Leases attributable and allocable to such Lease, and as to all depths owned by Seller) to an actual Net Revenue Interest not less than the weighted net average Net Revenue Interest of 78%;

(5) with respect to the Leases and Pooled Units as to acreage outside of the Allocated Unit for a Well (PUD Properties), results in Seller owning not less than the number of net mineral acres attributable to the Properties equal to the Seller’s Target Acreage; and

(6) results in Seller owning rights to the Woodbine formation as to Leases (including any Additional Leases) containing, in the aggregate, no less than the number of net mineral acres attributable to the Properties equal to the Target Acreage. For purposes hereof, the term “Woodbine formation” shall mean the stratigraphic equivalent of the interval from the base of the Austin Chalk formation at a measured depth of 6,833 feet to the top of the Buda limestone formation at a measured depth of 7,724 feet, as shown on the Composite Resistivity Gamma Ray/Neutron Density Log (the “Log”) for the J. Paul Goldsmith-Pierce No. 1 Well, API No. 42-289-30923, located in the Manual Skinner Survey, A-27, Leon County, Texas (the “Marker Well”);

(7) is not subject to and will not subject Buyer to any area of mutual interest (except as disclosed on Schedule 3.01(f)), nor is subject to any consent or approval to transfer, nor any surface restrictions or surface waivers that could prevent or prohibit drilling or development of the Leases,

(8) each Lease contains Acceptable Pooling Provisions (and for purposes hereof, the term “Acceptable Pooling Provisions” means, with respect to a Lease, provisions in such Lease that grant the lessee the right to pool or unitize any land covered thereby with any other land, lease or leases as to any or all minerals or horizons so as to establish units containing either (i) not less than 640 acres, or (ii) such acres as would be the maximum number of acres permitted for a horizontal well by Rule 86 of the Texas Railroad Commission (to accommodate longer horizontal wells);

(9) is free and clear of any other adverse terms, claim, burden, restriction, requirement or imperfection, which if asserted would cause a material impairment of the use and enjoyment of or loss of interest in such Lease, or other Property, which, if apprised of the facts and legal significance, would not be acceptable to reasonable and prudent lessees, operators, interest owners or purchasers of oil and gas properties.

(b) The term “Permitted Encumbrances” as used herein shall mean the following items relating to the Properties, provided none of the following items shall operate to increase the Working Interest of Seller set forth in Exhibit “C” or in Exhibit “A” hereto for any of the Properties without a corresponding increase in the applicable Net Revenue Interests, or decrease the Net Revenue Interests of Seller set forth on Exhibit “C” hereto for any of the Properties, or with respect to (i) any Well, would operate to cause Buyer to receive less than an actual Net Revenue Interest not less than the weighted average Net Revenue Interest of 78% for all Wells or (ii) any PUD Properties, would operate to cause Buyer to receive less than to an actual Net Revenue Interest not less than the weighted average Net Revenue Interest of 78% for all PUD Properties:

(1) lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens;

(2) preferential rights to purchase and required third party or governmental consents to assignments and similar agreements with respect to which prior to Closing (i) waivers or consents are obtained from the appropriate parties, (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights;

(3) liens for taxes or assessments not yet due or not yet delinquent;

(4) liens, charges, or other encumbrances in favor of operators relating to obligations not yet due or pursuant to which Seller is not in default;

(5) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein which are customarily obtained after closing;

(6) the terms and conditions of division orders, sales contracts, the Leases, and the Contracts, insofar and only insofar as copies thereof have been provided to Buyer or made available to Buyer on PMO’s website prior to execution and delivery of this Agreement;

(7) rights of re-assignments in the event of intended release or surrender of an interest;

(8) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Properties, that are not such as to interfere materially with the operation, development, value or use of the Properties;

(9) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Properties in any manner, and all applicable laws, rules and orders of governmental authority;

(10) such Title Defects or other defects as Buyer has waived in writing or otherwise pursuant to the terms of this Agreement.

(c) The term “Title Defect” as used herein shall mean any encumbrances, condition, encroachment, irregularity, defect in or objection to Seller’s title to the Properties (expressly excluding Permitted Encumbrances), that alone or in combination with other defects renders Seller’s title to the Properties or any Property less than Defensible Title. Notwithstanding the foregoing, none of the following shall be considered a Title Defect:

(1) defects in the chain of title consisting of the mere failure to recite marital status in a document or successors of heirship proceedings in a document, unless Buyer provides affirmative evidence that such failure or omission has resulted in another party’s actual and superior claim of title to the relevant Property;

(2) lack of a survey, unless a survey is expressly required by applicable laws or applicable contracts or agreements;

(3) defects that have been cured by actual adverse possession under applicable statutes of limitation for adverse possession;

(4) defects that have been cured prior to Closing, or with respect to those Title Defects to be cured by Seller after Closing according to Section 5.04(c), cured prior to the end of the Cure Period, to Buyer’s reasonable satisfaction;

(5) proof of representative capacity on behalf of a corporation, partnership, limited liability company or trust, unless it is clear from other documentation that a signatory party has not signed a document in the proper representative capacity;

(6) with respect to Leases comprising PUD Properties, outstanding deed of trust and mortgage liens burdening the interests of any lessor under any of such Leases, unless there is evidence that that the mortgagee or lien holder has asserted a default under any such deed of trust or mortgage and has or intends to exercise foreclosure proceedings; and

(7) a Lease in a Pooled Unit for a Well that contains provisions that the Lease terminates at the end of the primary term or the cessation of continuous drilling as to all depths 100 feet (or other footage) below the deepest depth drilled, deepest producing formation or deepest zone penetrated by drilling, so long as the producing portion of the Woodbine formation known as the Lewisville sand is retained upon the termination of such depths. The “Lewisville sand” shall mean the stratigraphic equivalent of the interval from a measured depth of 7,100 feet to a measured depth of 7,145 feet, as shown on the Log for the Marker Well.

5.02	Defective Interests and Environmental Defects.

(a)	As used herein the term “Defective Interest” shall mean

  (1) That portion of the Properties affected by a Title Defect;

  (2) That portion of the Properties adversely affected by the default of Seller, or any other party, under an obligation of the Leases or Contracts;

  (3) That portion of the Properties with respect to which (i) any preferential right to purchase is exercised, unless Buyer elects to receive the consideration received from the exercise of such preferential right to purchase, or (ii) any consent or approval required to convey and transfer the same to Buyer as contemplated herein at Closing has not been obtained;

  (4) That portion of the Properties destroyed by fire or other casualty, or with respect to which there is a taking or threatened taking in condemnation or under the right of eminent domain, unless Buyer elects to receive the proceeds payable under any insurance policy covering such events;

  (5) That portion of the Properties affected by any suit, action or other proceeding before any court or government agency that would result in a loss or impairment of Seller’s title to any portion of the Properties, or a portion of the value thereof; and

  (6) Any Lease or Contract which is not valid and subsisting and in full force and effect.

(b) As used herein the term “Environmental Defect” shall mean that portion of the Properties adversely affected by: (1) Seller’s noncompliance with the Laws of any governmental agency or authority having jurisdiction over any portion of the Properties, including without limitation Environmental Laws (defined below), or (2) any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, release, or emission of any Hazardous Materials (defined below) on, at or under the Properties. As used herein the term “Environmental Defect Value” shall mean, with respect to each Environmental Defect, its Lowest Cost Response. As used herein the term “Hazardous Materials” means any (i) toxic or hazardous materials or substances; (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; (iii) radioactive materials; and (iv) any other chemical, pollutant, contaminant, substance or waste that is regulated under any Environmental Law, including any petroleum or petroleum-derived substances or wastes, or chlorides. “Lowest Cost Response” means the response required or allowed under Environmental Laws that cures, remediates, removes or remedies the applicable present condition alleged in a notice of an Environmental Defect at the lowest cost (assuming that the affected Property continues to be used as an oil and gas property) sufficient to comply with Environmental Laws (and is also consistent with general industry standards) as compared to any other response that is required or allowed under Environmental Laws.

(c) As used herein the term “Title Defect Value” for any particular Property shall mean:

  (1) If the Title Defect is a lien or encumbrance on a Lease, the Title Defect Value shall be the cost of removing such lien or encumbrance, not to exceed the Allocated Value of the affected Lease.

  (2) With respect to the PUD Properties, if all Title Defects affecting the PUD Properties of Seller, causes the actual net mineral acres covered by the PUD Properties of Seller to be less than the Seller’s Target Acreage, the Title Defect Value shall be an amount equal to such difference in such net mineral acres multiplied by the Per Net Mineral Acre Price, calculated for each Seller based on its undivided Working Interest in the PUD Properties.

  (3) With respect to any of Properties, if the Title Defect is that Seller does not own rights to the Woodbine formation as to Leases (including Additional Leases) containing, in the aggregate, not less than the Seller’s Target Acreage, then the Title Defect Value shall be the deficiency in such Seller’s Target Acreage for Leases (including Additional Leases) containing, in the aggregate, not less than the Seller’s Target Acreage in which Seller does not own rights to the Woodbine formation multiplied by the Per Net Mineral Acre Price, calculated for each Seller based on its undivided Working Interest in the Leases.

  (4) If none of (1)-(3) above is applicable, then the Title Defect Value is the lesser of:

(i) the Allocated Value of that part of the Property affected by a Title Defect; or

(ii) the reduction in value of the Properties caused by a Title Defect.

In no event may a Title Defect Value for any particular Property exceed the Allocated Value for such Property.

(d) If the weighted average Net Revenue Interest of all of the PUD Properties of Seller is less than seventy eight percent (78%), then a Title Defect Value shall be deemed to exist in an amount equal to the Allocated Value for the PUD Properties of Seller multiplied by the difference of (a) 1 minus (b) a fraction, the numerator of which is the actual weighted average Net Revenue Interest of all of the PUD Properties of Seller and the denominator of which is 78%. For clarification, a sample calculation of this weighted average NRI and Title Defect Value calculation is set forth in Exhibit “N” attached hereto.

(e) If the weighted average Net Revenue Interest of Seller in all of the Wells is less than seventy eight percent (78%), then a Title Defect Value shall be deemed to exist in an amount equal to the Allocated Value for all of the Wells multiplied by the difference of (a) 1 minus (b) a fraction, the numerator of which is the actual weighted average Net Revenue Interest of all of the Wells and the denominator of which is 78%.

5.03 Buyer’s Right of Inspection. Seller grants Buyer and its duly authorized representatives, contractors and subcontractors (collectively “Representatives”) the limited right of entry to the Properties for the purpose of, inspecting the Properties in accordance with the terms of Section 4.01(e) hereof and subject to the terms of Section 4.01(a) (“Permitted Activities”), subject however, to the following conditions:

(a) Buyer shall notify Seller of its desire to enter the Properties to conduct Permitted Activities at least 24 hours prior to such entry.

(b) Upon receipt of such notice, Seller shall allow Buyer and its Representatives to enter the Properties during normal business hours to conduct Permitted Activities. The Permitted Activities of Buyer and its Representatives shall not unreasonably interfere with Seller’s operations or business, and Buyer and its Representatives shall not remain on the Properties subsequent to the completion of their Permitted Activities.

(c) The Permitted Activities shall be conducted in accordance with all applicable Environmental Laws, rules and regulations, and commonly accepted standards for conducting such activities. Upon completion of its activity, Buyer and its Representatives shall restore the Property to its condition existing as of Buyer’s entry thereon and remove all equipment and materials that were brought onto the Properties by Buyer and its Representatives. As soon as reasonably possible, Buyer shall provide Seller with a copy of all written reports prepared for Buyer as a result of conducting Permitted Activities.

(d) Buyer will be responsible for the conduct and protection of all of its personnel and representatives involved in the Permitted Activities. Seller shall not have any right to control and shall not exercise any responsibility with respect to the Permitted Activities conducted by Buyer on the Properties, except that Seller shall have the right (but not the obligation) to prevent any damage to its property or disruption to its business. Buyer and its Representatives will undertake all measures reasonably necessary to protect all persons conducting the Permitted Activities on the Properties and any other persons who may enter the Properties during or after completion of the Permitted Activities.

(e) Neither Buyer nor its Representatives shall contact any federal, state, or local agency with respect to environmental conditions discovered on the Properties without the prior written permission and consent of Seller, except as may be otherwise required by applicable law, rule or regulation. Any proposal of Buyer or its Representatives to contact any federal, state, or local agency shall be delivered in writing to Seller for review and approval, except as may be otherwise required by applicable law, rule or regulation.

(f) BUYER AGREES TO FULLY INDEMNIFY, DEFEND, AND HOLD SELLER, ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND CONTRACTORS HARMLESS FROM AND AGAINST ANY ALL CLAIMS, LIABILITIES, CAUSES OF ACTIONS, JUDGMENTS OR DEFENSE EXPENSES (INCLUDING REASONABLE ATTORNEYS FEES

AND EXPERT EXPENSES) OF ANY PERSON, INCLUDING BUYER, ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND CONTRACTORS, FOR (I) PERSONAL INJURY OR DEATH OF ANY PERSON, (II) ACTUAL DAMAGE TO THE PROPERTY OF SELLER, BUYER OR ANY OTHER PERSON, OR (III) ALL OTHER ACTUAL DAMAGES, ATTRIBUTABLE TO OR ARISING FROM THE PERMITTED ACTIVITIES, REGARDLESS OF THE NEGLIGENCE OF ANY PARTY, EXCEPT THERE SHALL BE NO LIABILITY OF BUYER TO THE EXTENT ANY SUCH INJURY, DAMAGE, OR LOSS IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, OR ANY OF SELLER’S CONTRACTORS OR OTHER INVITEES, NOR SHALL THERE BY ANY LIABILITY OF BUYER BASED ON THE INFORMATION OBTAINED; AND PROVIDED, HOWEVER, THAT NOTWITHSTANDING ANYTHING STATED HEREIN TO THE CONTRARY, ANY DAMAGES COVERED HEREBY SHALL BE LIMITED TO ACTUAL DAMAGES, AND SHALL NOT INCLUDE ANY CONSEQUENTIAL, SPECIAL, PUNITIVE, OR INDIRECT DAMAGES.

5.04 Notice of Defective Interests and Environmental Defects

(a) Buyer shall give Seller notice of Defective Interests and Environmental Defects not later than five (5) days prior to Closing (and not later than five (5) days prior to the Supplemental Closing with regard to the Supplemental Properties). Such notice shall be in writing and shall include (i) a description of the Defective Interest or the Environmental Defect, as applicable, (ii) the reason Buyer believes such Properties to be a Defective Interest or is affected by an Environmental Defect, and in the case of an asserted Environmental Defect that is an alleged noncompliance issue under Section 5.02(b)(1), the specific Environmental Laws that have been violated or not complied with and the specific provisions of such specific Environmental Laws that have been violated or not complied with, and (iii) the Title Defect Value or Environmental Defect Values asserted by Buyer with respect to the asserted Defective Interest or Environmental Defect, as applicable. Buyer’s notice(s) of Defective Interests shall not be effective unless and until and only to the extent that (i) the asserted individual Title Defect Value of any single Defective Interest exceeds $15,000 (and to the extent such threshold is exceeded, the entire Title Defect Value or Environmental Defect Value shall be recoverable), and (ii) the total of the asserted Title Defect Values for the asserted Defective Interests when combined with the total of the asserted Environmental Defect Values for all asserted Environmental Defects exceeds one-half percent (0.5%) of the Purchase Price. Buyer’s notice(s) of Environmental Defects shall not be effective unless and until (x) the asserted individual Environmental Defect Value of any single Environmental Defect exceeds $15,000 (and to the extent such threshold is exceeded, the entire Title Defect Value or Environmental Defect Value shall be recoverable) and (y) the total of the asserted Environmental Defect Values for all of the asserted Environmental Defects when combined with the total of the asserted Title Defect Values for all asserted Title Defects exceeds one-half percent (0.5%) of the Purchase Price (and if such 0.5% deductible is exceeded, only to the extent of such excess over the deductible). Except with regard to any claims, rights or remedies with regard to the special warranty of title under the Assignment, Bill of Sale and Conveyance to be delivered to Buyer at Closing, Buyer shall be deemed to have waived all Defective Interests and/or Environmental Defects of which Seller has not been given such notice within the time period prescribed in this Section 5.04(a).

(b) Upon being notified by Buyer pursuant to Section 5.04(a) of any asserted Defective Interest and/or Environmental Defect, Seller shall give written counter-notice to Buyer within three (3) days (i) that it either (A) will attempt to correct the asserted Defective Interest or remediate the asserted Environmental Defect, or (B) does not intend to attempt to correct the Defective Interest or remediate the asserted Environmental Defect (in which case, at Buyer’s election (or, at Seller’s election as to election option (y) below as to any Title Defect asserted under Section 5.01(a)(6) and Environmental Defects, provided, however, that Seller’s election as to option (y) for a particular Lease or Property shall only apply to the extent the applicable 5.01(a)(6) Title Defect or Environmental Defect adversely affects 50% or more of the Allocated Value of such Lease or Property) either: (x) the Purchase Price shall be reduced by the Title Defect Value or Environmental Defect Value asserted by Buyer, or, (y) alternatively, the affected Property(-ies) shall be excluded from the Closing, in which case, the Purchase Price at Closing shall be reduced by the Allocated Value for such Properties and such Property(-ies) shall thereafter be considered Excluded Assets); (ii) whether it agrees or disagrees that the asserted Defective Interest or Environmental Defect exist, and (iii) whether it agrees or disagrees with the Title Defect Value or Environmental Defect Value asserted by the Buyer. Failure of Seller to assert in writing to Buyer its dispute or disagreement described in subparts (ii) or (iii) in the immediately prior sentence prior to Closing shall be deemed a waiver of Seller’s right to assert such dispute or disagreement.

(c) If Seller gives counter-notice of intent to attempt to correct any asserted Defective Interest or remediate any asserted Environmental Defect, it shall have until the Final Settlement (the “Cure Period”) to attempt to correct such asserted Defective Interest or remediate (to its Lowest Cost Response) the asserted Environmental Defect at its own expense. The Closing shall not be extended, but to the extent that the Title Defect Value allocated to the Defective Interest when combined with the Title Defect Value of all other asserted Defective Interests and the Environmental Defect Value allocated to the Environmental Defect when combined with the Environmental Defect Value or all other asserted Environmental Defects exceeds one-half percent (0.5%) of the Purchase Price, a downward adjustment of the Purchase Price shall be made in such amount according to Section 2.02(b)(3) based on the Title Defect Value and Environmental Defect Value asserted by Buyer (even if disputed by Seller);

provided, however, that at Buyer’s election, any asserted Defective Interest or asserted Environmental Defect for which Seller elects to try to cure, Buyer may elect to exclude the affected Property(-ies) from the Closing, in which case, the Purchase Price at Closing shall be reduced by the Allocated Value for such Properties. If Seller shall subsequently cure such Defective Interest or remediate (to its Lowest Cost Response) such asserted Environmental Defect within the Cure Period to the reasonable satisfaction of Buyer, such Title Defect Value or Environmental Defect Value as to which curative or remediation has been effected shall be a credit to Seller in the determination of the Final Settlement according to Section 8.01 hereof (or to the extent that the affected Property(-ies) was excluded from the Closing, then subject to the other terms and conditions of this Agreement, the affected Property(-ies) shall be sold and conveyed at a supplemental closing held within ten (10) days following the end of the Cure Period).

(d) If Seller gives counter-notice (or notice after the Cure Period according to Section 5.04 (c)) that it disagrees there is a Defective Interest or Environmental Defect, then the existence (and if it exists, the Title Defect Value or Environmental Defect Value) will be determined by arbitration pursuant to Section 5.05 hereof; provided, however, that in order to avoid costly or time-consuming arbitration, if Seller disagrees or disputes the existence of the Defective Interest or the Environmental Defect, then Buyer may elect to exclude the affected Property(-ies) from the Closing, in which case, the Purchase Price at Closing shall be reduced by the Allocated Value for such Properties and such Property(-ies) shall thereafter be considered Excluded Assets.

(e) If Seller gives counter-notice (or notice after the Cure Period according to Section 5.04 (c)) that it disagrees with the Title Defect Value or Environmental Defect Value asserted by Buyer in connection with a Defective Interest or Environmental Defect, then the amount of the Title Defect Value or Environmental Defect Value will be determined by arbitration pursuant to Section 5.05 hereof; provided, however, that in order to avoid costly or time-consuming arbitration, if Seller disagrees or disputes the asserted Title Defect Value of the Defective Interest or the Environmental Defect Value of the Environmental Defect, then Buyer may elect to exclude the affected Property(-ies) from the Closing, in which case, the Purchase Price at Closing shall be reduced by the Allocated Value for such Properties and such Property(-ies) shall thereafter be considered Excluded Assets.

(f) The failure of Seller to deliver written counter-notice prior to Closing shall be deemed to be notice that Seller (i) will not attempt to correct that asserted Defective Interest or Environmental Defect (as described in Section 5.04(b)(i)(B) above), (ii) agrees that there is a Defective Interest or Environmental Defect and (iii) agrees with the Title Defect Value or Environmental Defect Value asserted by the Buyer.

(g) In determining which portions of the Properties are Defective Interests or are affected by an Environmental Defect, it is the intent of the parties to include, when possible, only that portion of the Properties affected by the defect.

5.05 Arbitration Procedures. If any matter is required by this Article to be arbitrated (subject to the right of Buyer to avoid arbitration as contemplated in Sections 5.04(d) and 5.04(e) above), such arbitration shall be conducted as set forth in this Section 5.05.

(a) The parties shall jointly select an acceptable, independent person to serve as the sole arbitrator under this Agreement. The arbitrator for any Title Defects submitted for arbitration shall be an oil and gas title attorney licensed in the State of Texas and Board Certified by the State Bar of Texas in the area of Oil, Gas & Energy Resource Law with at least fifteen (15) years’ experience with oil and gas title review regarding properties in Texas. The arbitrator for any Environmental Defect submitted for arbitration shall be an environmental attorney licensed in the State of Texas with at least fifteen (15) years’ experience in oil and gas properties located in Texas. If the parties are unable to agree upon the designation of a person as arbitrator under this Section 5.05, then either Seller or Buyer, or both such parties, may in writing request the American Arbitration Association to appoint a qualified, independent arbitrator, based on the criteria described above.

(b) Any arbitration hearing shall be held at a place in Houston, Texas acceptable to the arbitrator.

(c) The arbitrator shall settle disputes regarding the existence of Defective Interests and/or the Title Defect Value thereof and of Environmental Defects and/or the Environmental Defect Value thereof and Seller’s attempts to correct any Title Defects or remediate any Environmental Defects in accordance with the then in force Commercial Arbitration Rules of the American Arbitration Association (“AAA Rules”). Such arbitrator shall hear all arbitration matters arising under this Article V. The decision of the arbitrator shall be binding upon the parties, and may be enforced in any court of competent jurisdiction. Seller and Buyer, respectively, shall bear their own legal fees and other costs incurred in presenting their respective cases. The charges and expenses of the arbitrator shall be shared equally by Seller and Buyer.

(d) The arbitration shall commence within ten days after the arbitrator is selected as set forth in Section 5.05(a) above. In fulfilling his duties hereunder, the arbitrator shall be bound by the terms of this Agreement. In fulfilling any of his arbitration duties, the arbitrator may consider such other matters as in the opinion of the arbitrator are necessary or helpful to make a proper evaluation. Additionally, the arbitrator may consult with and engage disinterested third parties, including, without limitation, petroleum engineers, attorneys and consultants, to advise the arbitrator.

(e) If any arbitrator selected hereunder should die, resign or be unable to perform his duties hereunder, the parties, or if the parties are unable to agree, the American Arbitration Association shall select a replacement arbitrator. The aforesaid procedure shall be followed from time to time as necessary.

5.06 Effect of Defective Interests or Environmental Defects on The Closing. If Buyer asserts any Defective Interests or Environmental Defects the following shall apply:

(a) The parties shall proceed to the Closing as provided in this Agreement if (i) Seller elects to cure the asserted defect according to Section 5.04(c), (ii) Buyer agrees to waive the relevant Defective Interest or Environmental Defect and purchase the Property affected by the Defective Interest or Environmental Defect notwithstanding the asserted Defective Interest or Environmental Defect, or (iii) Buyer and Seller agree to a Title Defect Value or Environmental Defect Value and the Purchase Price is reduced by such amount in accordance with Section 2.02(b) hereof, or (iv) Buyer may elect to have the affected Properties excluded from this transaction, in which case the Purchase Price shall be reduced by the Allocated Values of the affected Properties so excluded, and such excluded Properties shall thereafter be deemed to be Excluded Assets.

(b) If any matter is referred to arbitration under Section 5.05 of this Agreement and the Title Defect Value or Environmental Defect Value asserted by Buyer with respect to the matters under arbitration when combined with all other adjustments described above with regard to asserted Defective Interests and asserted Environmental Defects (together with the values and the adjustments associated with casualty losses, un-obtained consents and exercised preferential purchase rights) totals less than $40,000,000, then the parties shall proceed to Closing, Properties affected by the asserted Defective Interests and Environmental Defects shall be conveyed to Buyer (subject to the provisions of Sections 5.04 above regarding the possible exclusion of certain Properties), and the Closing Amount (defined below) shall be reduced by the aggregate amount equal to the asserted Title Defect Values of the asserted Defective Interests and asserted Environmental Defect Values of the asserted Environmental Defects, or otherwise adjusted for excluded Properties as described in Section 5.04 above. If the arbitrator decides that any Defective Interest or Environmental Defect asserted by the Buyer is not a Defective Interest or Environmental Defect, then the applicable Title Defect Value or Environmental Defect Value withheld from the Closing Payment for Properties conveyed to Buyer at Closing shall be paid to Seller within ten (10) days after such determination; and if the determination is with regard to a Property (or Properties) that Buyer elected to exclude from Closing, then the Parties shall schedule a supplemental Closing within ten (10) days after such determination, at which time, subject to the other terms and conditions of this Agreement, such Properties shall be conveyed to Buyer and Buyer shall pay to Seller the Allocated Value for the same. Payments to each Seller shall be pro-rata according to Schedule 2.01. If the arbitrator decides that any one or more of the Defective Interests or Environmental Defects asserted by the Buyer are in fact Defective Interests or Environmental Defects, and if the Title Defect Value and the Environmental Defect Value of such Defective Interests or Environmental Defects as determined by the arbitrator, when combined with all other Defective Interests and Environmental Defects, exceeds one-half percent (0.5%) of the Purchase Price, then Buyer shall retain the applicable Title Defect Value or Environmental Defect Value withheld from the Closing Payment for Properties conveyed to Buyer at Closing; and if the determination is with regard to a Property (or Properties) that Buyer elected to exclude from Closing, then, at Buyer’s election, the affected Properties shall either be deemed to be Excluded Assets or the Parties shall schedule a supplemental Closing within ten (10) days after such determination, at which time, subject to the other terms and conditions of this Agreement, such Properties shall be conveyed to Buyer and Buyer shall pay to Seller the Allocated Value less the asserted Title Defect Value or Environmental Defect Value, as applicable. Any payments to the Seller shall be made and distributed to each Seller pro-rata according to Schedule 2.01.

(c) If any matter is referred to arbitration under Section 5.05 of this Agreement and the Title Defect Value or Environmental Defect Value asserted by Buyer with respect to the matters under arbitration when combined with all other adjustments to the Purchase Price relating to Defective Interests and Environmental Defects (as well as casualty losses, un-obtained consents, exercised preferential purchase rights, or other adjustments) totals $40,000,000 or more, and this Agreement is not terminated by Seller or Buyer pursuant to Article IX hereof, then the Closing shall be postponed until the arbitrator renders his final decision. After the arbitrator renders his final decision the parties shall proceed to the Closing, and the Purchase Price will be reduced by the Title Defect Value or Environmental Defect Value found by the arbitrator to the extent it, when combined with all other Defective Interests and Environmental Defects, exceeds one-half percent (0.5%) of the Purchase Price; provided, however, that if there is a finding (or there is no dispute), then Buyer shall also have the right to exclude the affected Properties from the sale, in which case the Purchase Price shall be reduced by the Allocated Values of the affected Properties, and the affected Properties shall thereafter be deemed to be Excluded Assets; provided further, however, that nothing contained in this Section 5.06(c) shall be deemed to in any way modify or terminate Seller’s or Buyer’s conditions to Closing under Section 6.01(d) or 6.02(d).

5.07 Increased Interests of Seller. If (a) Seller owns more than the Seller’s Target Acreage in the PUD Properties or (b) Seller owns a weighted average Net Revenue Interest in either the Wells or the PUD Properties that exceeds seventy eight percent (78%), then there will be set-off against the Title Defect Value of the Defective Interests in accordance with Section 2.02(b)(3) (the “Upward Adjustment”), provided, however, that there shall be no Upward Adjustment to the extent that the individual increase would not exceed $15,000 (and to the extent such threshold is exceeded, the entire amount will be credited as an Upward Adjustment), and the value of excess or increased interests do not exceed 0.5% of the Purchase Price (and then only to the extent the entire Upward Adjustment so exceeds 0.5% of the Purchase Price). For the purposes of determining the amount of such Upward Adjustment, if (i) it is determined that the PUD Properties of Seller contain more than the Seller’s Target Acreage, then the Upward Adjustment will be the amount of net mineral acres actually owned by Seller in excess of the Seller’s Target Acreage multiplied by the Per Net Mineral Acre Price, calculated for each Seller based on its undivided Working Interest in the PUD Properties, (ii) the weighted average Net Revenue Interest of Seller in all of the Wells is greater than seventy eight percent (78%), then the Upward Adjustment will be in an amount equal to the Allocated Value for the Wells multiplied by the difference of (a) a fraction, the numerator of which is the actual weighted average Net Revenue Interest of Seller in all of the Wells and the denominator of which is 78%, minus (b) 1, and (iii) the weighted average Net Revenue Interest of Seller in all of the PUD Properties of Seller is greater than seventy eight percent (78%), then the Upward Adjustment will be an amount equal to the Allocated Value for the PUD Properties of Seller multiplied by the difference of (a) a fraction, the numerator of which is the actual weighted average Net Revenue Interest of Seller in all of the PUD Properties of Seller and the denominator of which is 78%, minus (b) 1.

5.08 Exclusive Remedy. THIS ARTICLE V SHALL, EXCEPT WITH RESPECT TO THE SPECIAL WARRANTY OF TITLE IN SECTION 7.02 AND IN THE ASSIGNMENT, BILL OF SALE AND CONVEYANCE, TO THE FULLEST EXTENT PERMITTED PURSUANT TO APPLICABLE LAW, BE THE EXCLUSIVE RIGHT AND REMEDY OF THE PARTIES WITH RESPECT TO TITLE DEFECTS AND UPWARD ADJUSTMENTS. EXCEPT WITH RESPECT TO THE SPECIAL WARRANTY OF TITLE IN SECTION 7.02 AND IN THE ASSIGNMENT, BILL OF SALE AND CONVEYANCE AND EXCEPT WITH REGARD TO ANY REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNITIES OF SELLER UNDER THIS AGREEMENT (AND ANY RIGHTS TO INDEMNIFICATION WITH REGARD TO ANY BREACH THEREOF), TO THE FULLEST EXTENT PERMITTED PURSUANT TO APPLICABLE LAW, BE THE EXCLUSIVE RIGHT AND REMEDY OF THE PARTIES WITH RESPECT TO TITLE DEFECTS AND UPWARD ADJUSTMENTS. BUYER RELEASES, REMISES, AND FOREVER DISCHARGES EACH SELLER AND ITS AFFILIATES AND ITS AND THEIR RESPECTIVE EMPLOYEES, AGENTS, ADVISORS AND REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTERESTS, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH BUYER MIGHT NOW OR SUBSEQUENTLY MAY HAVE BASED ON, RELATING TO, OR ARISING OUT OF, ANY TITLE DEFECT OR DEFECTIVE INTEREST TO ANY PROPERTY. NOTWITHSTANDING THE FOREGOING, BUYER SHALL NOT

HAVE ANY REMEDY UNDER THE SPECIAL WARRANTY OF TITLE IN SECTION 7.02 AND IN THE ASSIGNMENT, BILL OF SALE AND CONVEYANCE FOR ANY TITLE DEFECT OR DEFECTIVE INTEREST TO ANY PROPERTY WHICH WAS (OR THE SUBJECT MATTER OF WHICH WAS) ASSERTED BY BUYER AND ADDRESSED PURSUANT TO THIS ARTICLE V.

5.09 Preferential Purchase Rights. Within five (5) days following the execution and delivery of this Agreement, Seller shall provide written notices to any persons, parties or entities holding a preferential purchase right, right of first refusal, or similar option or right (a “Preferential Right”), in compliance with the terms of the Lease, Contract or agreement giving rise to the Preferential Right and otherwise in form and substance reasonably satisfactory to Buyer. Seller shall notify Buyer within two (2) business days upon receipt of notice to Seller whether (a) any Preferential Rights are exercised, waived or deemed waived, or (b) the requisite time periods have elapsed without any Preferential Rights being exercised. Subject to the right to terminate this Agreement under Section 9.01(c) hereof (and the conditions in Section 6.02(d)), if a Preferential Right is exercised in accordance with its terms prior to Closing, then the affected Properties shall be excluded from this sale (and shall be deemed Excluded Assets), and the Purchase Price shall be reduced by the Allocated Value thereof. If, however, as of the date that is five (5) days prior to the Closing Date, a Preferential Right has not been waived or exercised, and the requisite time periods for exercising the Preferential Right have not yet elapsed, then Seller shall exclude the affected Properties from the transaction under this Agreement, adjust the Purchase Price downward by the Allocated Value of such Properties and such affected Properties shall be deemed to be Excluded Assets; provided, however, that if the required waiver of Preferential Rights is obtained within ninety (90) days after Closing, then subject to the other terms and conditions of this Agreement, Buyer shall acquire these affected Properties for the Allocated Value thereof (subject to adjustments herein provided) within ten (10) days of written notice by Seller to Buyer that such waiver of Preferential Rights has been obtained (with a copy of the evidence thereof).

5.10 Casualty Losses. If, prior to the Closing Date, all or a material part of any of the Properties are damaged or destroyed by fire, flood, storm or other casualty (“Casualty Loss”) or are taken in condemnation or under the right of eminent domain, or if proceedings for such purposes shall be pending or threatened (“Government Taking”), Seller must promptly notify Buyer in writing of the nature and extent of the Casualty Loss or Government Taking and Seller’s estimate of the cost required to repair or replace that portion of the Properties affected by the Casualty Loss or value of the Properties taken by the Government Taking. If all or any portion of the Properties are affected by a Casualty Loss or Government Taking, the Purchase Price will be adjusted downward by the agreed cost of the Casualty Loss or the agreed value of the Properties taken by the Government Taking, and the Parties will proceed with Closing, subject to the other terms and conditions of this Agreement. At Buyer’s sole election, in lieu of adjustments to the Purchase Price, Buyer may elect to receive (and Seller shall immediately pay over to Buyer): (i) all insurance proceeds payable to Seller with respect to any such Casualty

Loss, (ii) all sums paid to Seller by third parties by reason of any such Casualty Loss, and (iii) all compensation paid to Seller with respect to any such Government Taking. In addition to the remedies set forth hereinabove, Sellers and Buyer will have the termination rights in connection with Casualty Losses and Government Takings as set forth in Section 9.01(c).

5.11 Consents. Within five (5) days following the execution and delivery of this Agreement, Seller shall provide written notices to any persons, parties or entities holding a right to consent or approve the conveyance of any Properties to Buyer or otherwise consent to or approve the consummation of the transactions contemplated herein, in compliance with the terms of the Lease, Contract or agreement giving rise to the consent right and otherwise in form and substance reasonably satisfactory to Buyer. Seller shall notify Buyer within two (2) business days upon receipt of notice to Seller whether (a) any requested consents are denied, or (b) the requisite time periods have elapsed without such consents being received, together with a summary of which required consents are still outstanding. In the event any required consent to transfer any Properties is denied or not obtained by Seller within five (5) days prior to the Closing Date (unless such consent is waived by the party holding the same), then Seller shall exclude the affected Properties from the transaction under this Agreement, adjust the Purchase Price downward by the Allocated Value of such Properties and such affected Properties shall be deemed to be Excluded Assets; provided, however, that if the required consent is obtained within ninety (90) days after Closing, then subject to the other terms and conditions of this Agreement, Buyer shall acquire these affected Properties for the Allocated Value thereof (subject to adjustments herein provided) within ten (10) days of written notice by Sellers to Buyer that such consent has been obtained (with a copy of the evidence thereof).

ARTICLE VI

Conditions to Closing

6.01 Seller’s Conditions. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction at or prior to the Closing of the following conditions:

(a) All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing; and Buyer shall have performed and satisfied all material obligations in all material respects required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing, and Seller shall have received an officer’s certificate in the form of Exhibit “H” confirming the foregoing.

(b) No suit or other proceeding shall be pending before any court or governmental agency seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the purchase and sale contemplated by this Agreement.

(c) All necessary consents, permissions, novations and approvals by third parties in connection with the sale and transfer of the Properties shall have been received prior to Closing, except those required consents, permissions, novations and approvals which are Permitted Encumbrances.

(d) All adjustments to the Purchase Price relating to asserted Title Defects, asserted Environmental Defects, casualty losses, failure to obtain consents, exercised preferential purchase rights, as well as attributable to disputed matters which are being arbitrated or excluded under the terms of this Agreement, do not equal or exceed $40,0000,000.

(e) The shares of Buyer’s common stock to be issued hereunder shall have been approved for listing on the NYSE, subject to official notice of issuance and Buyer shall have provided Seller with satisfactory evidence that such listing on the NYSE has been approved by the NYSE.

6.02 Buyer’s Conditions. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction at or prior to the Closing of the following conditions:

(a) All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing; and Seller shall have performed and satisfied all agreements and covenants in all material respects required by this Agreement to be performed and satisfied by Seller at or prior to the Closing, and Buyer shall have received an officer’s certificate in the form of Exhibit “H” confirming the foregoing.

(b) No suit or other proceeding shall be pending before any court or governmental agency seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the purchase and sale contemplated by this Agreement.

(c) All necessary consents, permissions, novations and approvals by third parties in connection with the sale and transfer of the Properties shall have been received prior to Closing (and copies thereof provided to Buyer or made available for Buyer’s review on PMO’s website).

(d) All adjustments to the Purchase Price relating to asserted Title Defects, asserted Environmental Defects, casualty losses, failure to obtain consents, exercised preferential purchase rights, as well as attributable to disputed matters which are being arbitrated or excluded under the terms of this Agreement, do not equal or exceed $40,0000,000.

(e) Provided that Buyer or HRC has not breached its covenant in Section 4.02(f), the NYSE shall have approved the Buyer’s Stock for listing, subject only to official notice of issuance.

ARTICLE VII

Closing

7.01 Date of Closing. Unless the parties hereto mutually agree otherwise and subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (herein called the “Closing”) shall be held at the offices of PMO in

Garland, Texas, on or before July 23, 2012. The date on which closing occurs is referred to herein as the “Closing Date.”

7.02 Closing Obligations. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller and PMO shall execute, acknowledge and deliver an Assignment, Bill of Sale, and Conveyance in recordable form (in sufficient counterparts to facilitate recording) sufficient to convey to Buyer the Properties with covenants of Special Warranty as to all Properties comprising real property, including the Wells, in substantially the form attached hereto as attached hereto as Exhibit “I”. Special Warranty shall mean that Seller will warrant and defend title to the Properties comprising real property, including the Wells, subject to Permitted Encumbrances, against every person whomsoever lawfully claims the Property or any part thereof by, through and under Seller, but not otherwise.

(b) Seller shall prepare and deliver to Buyer and Seller and Buyer shall execute and deliver a settlement statement (herein called the “Preliminary Settlement Statement”) that shall set forth the Closing Amount (as hereinafter defined) and each adjustment and the calculation of such adjustments used to determine such amount. The term “Closing Amount” shall mean the Purchase Price adjusted as provided in Section 2.02, using for such adjustments the best information then available. Seller shall deliver a draft of the Preliminary Settlement Statement to Buyer at least three (3) business days prior to Closing.

(c) Buyer shall pay the applicable portion of the cash portion of the adjusted Purchase Price other than the Deposit, to each Seller according to its pro-rata share as set forth in Section 2.01 by wire transfer in immediately available funds. In addition, both of Buyer and Seller shall have executed and delivered to the Escrow Agent a joint instruction letter, instructing the payment of the Deposit to Seller (the applicable portion thereof to be paid to each Seller according to its pro-rata share as set forth in Section 2.01).

(d) Buyer shall deliver to each Seller a certificate or certificates in definitive form representing the Buyer’s Stock to be issued to each Seller pursuant to Section 2.01 hereof according to each Seller’s pro-rata share as set forth in Schedule 2.01.

(e) PMO and Buyer shall execute Texas Railroad Commission Forms P-4 designating Buyer operator of the Properties previously operated by PMO, subject however to the rights of third parties under applicable operating agreements, and PMO shall file such forms with the Texas Railroad Commission.

(f) Each Seller will execute and deliver to Buyer an affidavit attesting to its or his non-foreign status and meeting the requirements of Section 1445(b)(2) of the Code and the regulations thereunder.

(g) PMO shall deliver to Buyer all funds held in suspense by PMO with respect to the Properties together with a report in reasonable detail setting forth the reasons such funds are held in suspense.

(h) Seller and Buyer shall execute, acknowledge and deliver such transfer orders or letters in lieu thereof, as may be reasonably requested and prepared by Buyer, directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Properties assigned to Buyer.

(i) Each Seller receiving Buyer’s Stock and Buyer shall execute the Registration Rights Agreement substantially in the form of Exhibit “J” hereto.

ARTICLE VIII

Obligations After Closing

8.01 Post-Closing Adjustments.

(a) As soon as practicable after the Closing, but not later than 60 days after the Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement, a statement (“Seller’s Final Settlement Statement”) setting forth each adjustment to Purchase Price that was not finally determined as of the Closing and showing the calculation of such adjustments. As soon as practicable after receipt of Seller’s Final Settlement Statement, and no later than 90 days after the Closing Date, Buyer shall deliver to the Seller a written report containing any changes that Buyer proposes be made to Seller’s Final Settlement Statement. The parties shall undertake to agree with respect to the amounts due pursuant to such Post-Closing adjustment not later than 135 days after the Closing Date. If Buyer fails to propose any changes to the accounting set forth in the Seller’s Final Settlement Statement, it shall be deemed that Buyer agrees with Seller’s Final Settlement Statement. The final agreed price paid by Buyer to Seller for the

Properties after all adjustments is hereinafter referred to as the “Final Purchase Price.” The date upon which such agreement is reached or upon which the Final Purchase Price is established, shall be herein called the “Final Settlement Date”.

(b) If Seller and Buyer are unable to agree upon the Final Sales Price within 135 days from the Closing Date, independent certified public accountants approved by Buyer and Seller, will act as an arbitrator and to decide all points of disagreement with respect to the Final Sales Price, such decision to be binding upon both parties. If such firm is unwilling or unable to serve in such capacity, Seller and Buyer shall attempt to, in good faith, designate another acceptable person as the sole arbitrator under this Section. If the parties are unable to agree upon the designation of a person as substitute arbitrator, then Seller or Buyer, or both of them, may in writing request the American Arbitration Association to appoint the substitute arbitrator that is an independent certified public accountant. The arbitration shall be conducted under the Texas General Arbitration Act and the rules of the American Arbitration Association to the extent such rules do not conflict with the terms of such Act and terms hereof. The costs and expenses of the arbitrator, whether the firm designated above, or a third party appointed pursuant to the preceding sentence shall be shared equally by Seller and Buyer. Within five (5) days after the decision of the arbitrator, the Buyer or Seller, as the case may be, shall promptly make a cash payment to the other equal to the sum as may be found to be due as the Final Sales Price. Notwithstanding the foregoing provisions of this Section 8.01(b), any questions with respect to a Defective Interest, Title Defect Value, Environmental Defect or Environmental Defect Value shall be resolved pursuant to the terms of Article V hereof.

8.02 (Intentionally omitted).

8.03 Further Assurances. After Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action including payment of monies as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto or required by law.

8.04 Buyer’s Post-Closing Obligations.

(a) If at any time subsequent to the Closing, Buyer comes into possession of money or property belonging to the Seller that was not previously accounted for by credit or adjustment according to this Agreement such money or other property shall be promptly delivered to the Seller pro-rata according to Schedule 2.01.

(b) As used in this Agreement “Environmental Laws” means all laws, as they exist on the date hereof, relating to (a) the control of any pollutant or potential pollutant or protection of the air, water, land or the environment, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, or (c) exposure to hazardous, toxic, explosive, corrosive or other substances alleged to be harmful. “Environmental Laws” shall include, but not be limited to, the Clean Air Act, 42 U.S.C. §7401 et seq., the Clean Water Act 33 U.S.C. §1251 et seq., the Resource Conservation Recovery Act, 42 U.S.C. §6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. §11001 et seq., the Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., and the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., together with any corresponding state laws, and any regulations promulgated or permits issued thereunder.

(c) Upon the Closing (and solely with regard to the Properties Buyer actually receives at Closing), except for duties, obligations, claims and liabilities arising from a breach of any representation, warranty or covenant of Seller under this Agreement or any agreement or instrument delivered in connection herewith, Buyer shall assume (i) the following duties, obligations, claims and liabilities, arising from, based upon, related to or associated with the Properties, regardless of whether arising before, at or after the Effective Time: (w) subject to Section 8.04(c)(3) and Sections 8.05(d)(i) and 8.05(d)(ii), any violation of, or the failure to perform any obligation imposed by any Environmental Laws in effect where the Properties are located, as of the Effective Time or otherwise; (x) the plugging and abandonment of any existing Wells constituting part of the Properties, (y) responsibility for proper disbursement of any amounts held in suspense by Seller regarding the Properties (but Buyer’s liability being expressly limited to the amounts paid or credited to Buyer therefor at Closing), and (z) any matter for which Buyer received an express downward adjustment to the Purchase Price under Sections 2.02(b)(2), 2.02(b)(3) or 2.02(b)(4) (but Buyer’s liability being expressly limited to the amounts of the adjustment received by Buyer therefor at Closing); and (ii) all duties, obligations, claims and liabilities arising from, based upon, related to or associated with the Properties, insofar and only insofar as the same arise and are solely and directly attributable to the periods from and after the Effective Time (the duties, obligations, claims and liabilities assumed under subparts (i) and (ii) above are collectively referred hereto as the “Assumed Obligations”). Notwithstanding anything stated herein to the contrary, Seller shall retain and remain solely liable for any and all duties, obligations, claims and liabilities, known or unknown, arising from, based upon, related to or associated with the Properties which are not expressed as Assumed Obligations, including, without limitation, any and all other duties, obligations, claims and liabilities relating to the Properties (or the ownership, development, operation, or disposition thereof), known or unknown, arising prior to (or attributable to periods prior to) the Effective Time (collectively referred to herein as the “Retained Obligations”). Without limiting the generality of the immediately preceding sentence, the following duties, obligations, claims and liabilities shall also expressly be included as part of the Retained Obligations (and none of the following shall be considered part of the “Assumed Obligations”):

(1) attributable to or arise out of the Excluded Assets;

(2) attributable to any personal injury, property damage or death claims related to the Properties which arose from circumstances occurring prior to the Closing;

(3) attributable to the off-site disposal by Seller of any substance defined or regulated as a “pollutant,” “hazardous waste,” or “hazardous substance” under any Environmental Law;

(4) attributable to the failure to properly file and pay any Taxes attributable to the Properties or any oil, gas or other minerals or substances produced from the same, insofar as attributable to periods prior to the Effective Time;

(5) attributable to the failure to properly pay all royalties, overriding royalties, net profits interests or other burdens attributable to the Properties or any oil, gas or other minerals or substances produced from the same, insofar as attributable to periods prior to the Effective Time;

(6) any pending or threatened litigation, arbitration, audit, or other proceedings regarding the ownership, development, operation or disposition of the Properties existing as of the Closing Date, including, without limitation, any described on Exhibit “E” ;

(7) any violation (including, without limitation, any fines or penalties) of any applicable federal, state or local laws, regulations, rules, or ordinances, excluding Environmental Laws, attributable to the periods prior to the Effective Time;

(8) any liability, claim or damage of any kind arising from or relating to any sole, joint, concurrent negligence, gross negligence, strict liability or willful misconduct of any Seller, or its personnel, employees, representatives, contractors or invitees, attributable to the periods prior to the Closing Date;

(9) any breach (or condition that, with the lapse of time, could constitute a breach) of any Lease, Contract or other commitment relating to, or constituting part of, the Properties, insofar as the same is attributable to periods prior to the Closing Date; and

(10) any other liability, claim or damage of any kind arising from or relating to the Properties which is not assumed by Buyer.

(e) UPON CLOSING, BUYER AGREES TO INDEMNIFY, RELEASE, DEFEND AND HOLD HARMLESS SELLER, ITS OFFICERS, DIRECTORS, MANAGERS, MEMBERS, PARTNERS, EMPLOYEES, AGENTS, REPRESENTATIVES, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY CLAIMS, LIABILITIES, LOSSES, DAMAGES, COSTS AND EXPENSES (INCLUDING WITHOUT LIMITATION, DAMAGE TO PROPERTY, OR INJURY OR DEATH OF PERSONS, COURT COSTS, REASONABLE ATTORNEY’S FEES AND EXPENSES OF EXPERTS) CAUSED BY, ARISING FROM OR ATTRIBUTABLE TO (i) THE ASSUMED OBLIGATIONS OR (ii) THE BREACH BY BUYER OF ANY OF ITS REPRESENTATIONS, WARRANTIES AND OBLIGATIONS UNDER THIS AGREEMENT, REGARDLESS OF WHETHER SUCH CLAIMS, LIABILITIES, LOSSES, DAMAGES, COSTS OR EXPENSES ARE DUE IN WHOLE OR IN PART TO THE NEGLIGENCE OF SELLER., BUT EXCLUDING ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER

8.05 Seller’s Post-Closing Obligations.

(a) If at any time subsequent to the Closing, Seller comes into possession of money or property belonging to the Buyer that was not previously accounted for by credit or adjustment according to this Agreement such money or other property shall be promptly delivered to the Buyer.

(b) Seller shall be responsible for and discharge all of the Retained Obligations.

(c) If Seller is unable to transfer to Buyer any seismic, geological, geochemical or geophysical data (the “Seismic Data”) concerning or relating to the Properties because of legal constraints, obligations of confidence or prior agreements with third parties, Seller shall, upon request by Buyer, make such Seismic Data available for review by Seller to the extent that such review is also not prohibited by such restrictions.

(d) SELLER AGREES TO INDEMNIFY, RELEASE, DEFEND AND HOLD HARMLESS BUYER, ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY CLAIMS, LIABILITIES, LOSSES, DAMAGES, COSTS AND EXPENSES (INCLUDING WITHOUT LIMITATION, DAMAGE TO PROPERTY, OR INJURY OR DEATH OF PERSONS, COURT COSTS, REASONABLE ATTORNEY’S FEES AND EXPENSES OF EXPERTS) CAUSED BY, ARISING FROM OR ATTRIBUTABLE TO (i) THE RETAINED OBLIGATIONS, (ii) THE BREACH BY SELLER OF ANY OF ITS REPRESENTATIONS OR WARRANTIES IN THIS AGREEMENT, OR (iii) THE BREACH OR VIOLATION BY SELLER OF ANY OF ITS

COVENANTS OR OBLIGATIONS UNDER THIS AGREEMENT; PROVIDED THAT SELLER’S LIABILITY AND OBLIGATION UNDER SECTION 8.05(d)(ii) ABOVE (OTHER THAN WITH REGARD TO A BREACH BY SELLER OF ITS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 3.01(a), (b), (c), (d), (g), (h), (v), (w), AND (x)) SHALL NOT EXCEED FIFTEEN PERCENT (15%) OF THE PURCHASE PRICE (AND WITH REGARD TO A BREACH BY SELLER OF ITS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 3.01(a), (b), (c), (d), (g), (h), (v), (w), OR (x) SHALL NOT EXCEED 100% OF THE PURCHASE PRICE).

8.06 Files and Records. As soon as practicable after Closing, Buyer and Seller shall arrange for the delivery of the Records to Buyer. For a period of two years after the Closing Date Buyer shall allow Seller access to the Records during Buyer’s normal business hours for the purpose of filing or amending a tax return or for any other legitimate business purpose; provided that any copies of Records made by Seller shall be at the sole expense of Seller.

8.07 Disclaimers of Representations and Warranties. The express representation and warranties of Seller contained in this Agreement, in any certificate delivered in connection herewith, and with regard to the special warranty of title under the Assignment, Bill of Sale and Conveyance, are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. BUYER ACKNOWLEDGES THAT, EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS, WARRANTIES AND AGREEMENTS CONTAINED HEREIN, IN ANY CERTIFICATE DELIVERED IN CONNECTION HEREWITH, OR WITH REGARD TO THE SPECIAL WARRANTY OF TITLE UNDER THE ASSIGNMENT, BILL OF SALE AND CONVEYANCE, SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (I) THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, (II) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (III) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (IV) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (V) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW AND (VI) THE QUALITY, QUANTITY OR VOLUME OF ANY OIL, AND GAS RESERVES; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT EXCEPT AS QUALIFIED HEREIN ABOVE, THE PERSONAL PROPERTY, EQUIPMENT AND FIXTURES INCLUDED WITHIN THE PROPERTIES ARE TO BE CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT

REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

8.08 Waiver of DTPA. Buyer hereby waives the applicability of the Texas Deceptive Trade Practices—Consumer Protection Act, Tex. Bus. & Ann. §17.41 et seq. (Vernon 1987 and Supp. 1994) (the “DTPA”) to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA; provided, however, Buyer does not waive Section 17.555 of the DTPA. Buyer acknowledges, represents and warrants that it is purchasing the assets covered by this Agreement for commercial or business matters; that it is able to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller. Buyer expressly recognizes that the price for which Seller has agreed to sell the assets and perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. Buyer further recognizes that Seller, in determining to proceed with the entering into of this Agreement has expressly relied on the provisions of this Section 8.08.

8.09 Resignation of Operator. On the Closing Date, PMO shall resign as operator of all of the Properties it operates, as provided in any applicable operating agreement, and shall support Buyer’s designated affiliate to become operator and shall use reasonable efforts to secure the consents necessary for Buyer’s designated affiliate to become operator of the Properties previously operated by PMO. With respect to those Properties as to which Buyer becomes operator, PMO shall relinquish operations to Buyer’s designated affiliate on the Closing Date. PMO shall deliver to Buyer’s designated affiliate all amounts payable to third parties out of production attributable to the Properties and held in suspense by Seller.

8.10 (Intentionally Omitted).

8.11 Indemnity Exclusive Remedy; Survival. The representations, warranties, covenants and agreements set forth in this Agreement and in the assignments, certificates and agreements to be delivered at the Closing shall survive the Closing indefinitely; provided that (a) the indemnity obligations of Buyer in Section 5.03(f) and in Section 8.04 shall survive the Closing indefinitely and shall be Seller’s sole and exclusive remedy with respect to the matters addressed thereby (subject to the specific remedies provided in Section 9.02), and (b) the indemnity obligations of Seller in Section 8.05(d)(ii) (other than with regard to any indemnity regarding a breach of the representations and warranties set forth in Sections 3.01(a), (b), (c), (d), (g), (h), (v), (w), (x)) shall survive Closing for a period of six (6) months after the Closing Date; provided, however, that the indemnity regarding a breach of the representations and warranties set forth in Sections 3.01(r) shall survive Closing for a period of three (3) months after the Closing Date; provided further, however, that the indemnity obligations of Seller in Section 8.05(d)(ii) with regard to a breach by Seller of the representations and warranties in Sections 3.01(a), (b), (c), (d), (g), (h), (v), (w), and (x) shall survive for the applicable statute of limitations; and provided further, however, (a) Buyer’s claim for indemnity for any breach by Seller of any of its representations and warranties, excluding Sections 3.01(a), (b), (c), (d), (g), (h), (v), (w), and (x): (i) must exceed an individual threshold of $15,000 (and if exceeded, then claims shall be recoverable from the first dollar) and (ii) must, when combined with the total indemnity claims previously asserted by Buyer, exceed one-half percent (0.5%) of the Purchase Price, and (b) Buyer will not assert a claim for Seller’s indemnity obligation for Seller’s breach of the representations and warranties set forth in the last sentence of Section 3.01(f) or in Section 3.01(q) as to unrecorded liens, mortgages and deeds of trust unless Buyer shall have first given Seller written notice of such breach and Seller shall be given thirty (30) days to cure or remedy such breach to Buyer’s reasonable satisfaction. Except as set forth in Section 9.02, and except for certain equitable remedies available to Buyer under Section 12.17, the indemnities set forth in this Article VIII shall be Buyer’s and Seller’s sole and exclusive remedy with respect to the matters addressed thereby (subject to the specific remedies provided in Section 9.02). Any indemnity paid by a party to another party pursuant to this Agreement shall be treated, for federal, state, and local income Tax purposes, as an adjustment to the Purchase Price, unless otherwise required by Law or as agreed by the parties.

ARTICLE IX

Termination of Agreement

9.01 Termination. This Agreement and the transactions contemplated hereby may be terminated in the following instances:

(a) by Seller, if the conditions set forth in Section 6.01 are not satisfied in all material respects or waived prior to the Closing Date;

(b) by Buyer, if the conditions set forth in Section 6.02 are not satisfied in all material respects or waived prior to the Closing Date;

(c) by Buyer or Seller if pursuant to Section 5.04 the asserted Title Defects, asserted Environmental Defects, casualty losses, failure to obtain consents, exercised preferential purchase rights, as well as attributable to disputed matters which are being arbitrated or excluded under the terms of this Agreement, equal or exceed $40,0000,000 (unless the amount in excess of such $40,000,000 is expressly waived by Buyer and Seller in writing);

(d) by Seller if Buyer does not tender the Deposit by the next business day following the execution of this Agreement by all parties hereto;

(e) by either Buyer or Seller, upon written notice to the other, if the Closing has not occurred on or before August 21, 2012; and

(f) at any time by the mutual written agreement of Buyer and Seller.

9.02 Remedies. Notwithstanding anything to the contrary herein, (a) neither party hereto shall be liable to the other for consequential, exemplary, punitive or indirect damages; (b) if all conditions precedent to the obligation of Buyer to close have been satisfied, but Buyer refuses to close (being an Unjustified Refusal to Close), Seller shall receive the Deposit, as liquidated damages, as Seller’s sole and exclusive remedy, and terminate this Agreement; (c) if all conditions precedent to the obligation of Seller to close have been satisfied, but any Seller refuses to close, Buyer shall have the option to (1) either pursue specific performance, (2) retain the Deposit, terminate this Agreement and pursue its actual damages, including, without limitation, recovery of all costs and expenses incurred in connection with negotiation of this Agreement, investigation and evaluation of the Properties (with the option chosen being Buyer’s sole and exclusive remedy).

ARTICLE X

Deposit

At Closing, the Deposit shall be applied against the Purchase Price. If this transaction fails to close due to an Unjustified Refusal to Close by Buyer, then at the election of Seller, the Deposit received by each Seller may be retained by each Seller as liquidated damages and as Seller’s sole and exclusive remedy. If this transaction fails to close for any other reason whatsoever, then the Deposit shall be delivered to Buyer.

ARTICLE XI

Indemnification

11.01 Right to Employ Counsel.

(a) When any claim, action, or suit shall be filed or asserted in writing against any party which is indemnifiable under the terms of this Agreement, the indemnified party shall promptly notify the indemnifying party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto, and the indemnifying party shall, at its option, have the right to assume the defense thereof or participate in the defense thereof and to employ its own legal counsel in connection with such defense. Failure of the indemnified party to notify the indemnifying party of such claim, action, or suit within twenty (20) calendar days after notice to the indemnified party of such claim, action, or suit shall constitute a waiver of its rights under this Article, unless such failure to notify within such time period shall not prejudice the rights of the indemnifying party in respect of such claim, action or suit, in which case prompt notification as provided above shall be sufficient.

(b) The indemnified party shall have the right to employ counsel separate from counsel employed by the indemnifying party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the indemnified party shall be at the sole expense of the indemnified party unless (i) the indemnifying party shall have elected not or shall have failed to assume or participate in the defense thereof, (ii) the employment thereof has been specifically authorized by the indemnifying party in writing, or (iii) the parties to any such action (including any impleaded parties) include both the indemnifying and indemnified party, and the indemnified party shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party (in any which case (i), (ii) or (iii) above the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party and the fees and expenses of such counsel employed by the indemnified party shall be at the sole expense of the indemnifying party).

(c) Prior to effectuating any settlement of any such action or proceeding, the indemnified party shall furnish the indemnifying party with written notice of any proposed settlement in sufficient time to allow the indemnifying party to act thereon. The indemnifying party shall not be liable for any settlement of any such action or proceeding effected without the written consent of the indemnifying party. The indemnifying party shall not effect a settlement of any claim without the written consent of the indemnified party unless the indemnifying party secures the complete release of the indemnified party as a part of such settlement.

11.02 Claim Reimbursement and Reduction.

(a) Should the indemnified party realize any benefit, including any tax benefit, resulting from any loss, liability, cost or damage for which such indemnified party has been indemnified under this Article, such indemnified party shall reimburse the indemnifying party, at the time such benefit is realized, an amount equal to the dollar amount of such benefit so realized.

(b) Any claim shall be reduced to the extent of any third party insurance or condemnation payment actually received by the indemnified party or, alternatively, at the option of the indemnified party, the rights of the indemnified party against any insurer or governmental unit with respect to such claim shall be assigned to the indemnifying party.

ARTICLE XII

General

12.01 Exhibits. All Exhibits are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement and its counsel has received a complete set of Exhibits prior to and as of the execution of this Agreement.

12.02 Expenses. All fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same including, without limitation, legal and accounting fees, costs and expenses.

12.03 Notices. All notices or communications required or permitted under this Agreement shall be in writing, and any notices or communications hereunder shall be deemed to have been duly made if delivered by (i) hand, (ii) overnight delivery service, (iii) telecopy, or (iv) three days after being placed in first class certified mail, postage prepaid, with return receipt requested to the following addresses:

All notices to Seller shall be delivered to:

CH4 Energy II, LLC

1000 W. Weatherford Street

Fort Worth, Texas 76102

Attention: Richard D. Brannon

PetroMax Operating Co., Inc., PetroMax Leon, LLC

603 Main Street, Suite 201

Garland, Texas 95040

Attention: Steve Blackwell

Petro Texas, LLC

c/o New Gulf Operating, LLC,

its Manager

6310 East 102nd Street

Tulsa, Oklahoma 74137

Attention: Tracy Poole

All notices to Buyer shall be delivered to:

Halcón Energy Properties, Inc.

1000 Louisiana, Suite 6700

Houston, Texas 77002

Attention: Steve W. Herod

With a copy to:

Halcón Resources Corporation

1000 Louisiana, Suite 6700

Houston, Texas 77002

Attention: David Elkouri

The address at which any party hereto is to receive notice may be changed from time to time by such party by giving notice of the new address to all other parties hereto. Any notice or communication given by telecopy shall be promptly confirmed by delivery of a copy of such notice or communication by hand or overnight delivery service.

12.04 Amendments. This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

12.05 Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

12.06 Counterparts. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

12.07 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, estate or other entity.

12.08 Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas.

12.09 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

12.10 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective successors and assigns; and except as otherwise stated herein, nothing contained in this Agreement, or implied herefrom, is intended to confer upon any other person or entity any benefits, rights or remedies.

12.11 Assignments. Neither Buyer nor Seller may assign all or any portion of their respective rights or delegate any portion of their duties hereunder without the prior written consent of the other, which consent shall not be unreasonably withheld.

Provided, however, that Buyer may assign this Agreement and its rights and duties hereunder to a wholly owned limited partnership, limited liability company or corporation, in which case, Buyer’s Stock shall remain common stock to be issued by HRC.

12.12 Public Announcements. The parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other party hereto and exercise their commercially reasonable efforts to agree upon the text of a joint public announcement or statement to be made solely by Seller or Buyer, as the case may be; provided, however, if Seller or Buyer is required by law to make such public announcement or statement, then the same may be made without the approval of the other party. The opinion of counsel of either party shall be conclusive evidence of such requirement by law.

12.13 Notices After Closing. Buyer and Seller hereby agree that each party shall notify the other of its receipt, after the Closing Date, of any instrument, notification or other document affecting the Properties while owned by such other party.

12.14 Severability. If a court of competent jurisdiction determines that any clause or provision of this agreement is void, illegal or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions that are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

12.15 Time is of the Essence. It is understood and agreed that time is of the essence in this Agreement.

12.16 Several, Not Joint Liability of Each Seller. The liabilities and obligations of each Seller under this Agreement shall be several and not joint. Such liabilities and obligations shall be in proportion of fifty percent (50%) to CH4, twenty-five percent (25%) to PetroMax Leon, LLC, and twenty-five percent (25%) to Petro Texas.

12.17 PMO. PMO is executing this Agreement solely for the purpose of evidencing its agreement to convey to Buyer PMO’s interest in any of the Properties and to perform the covenants of PMO as set forth in (i) Section 4.01(a), to provide access to the Properties and to its books, records, files and information relating to the Properties, (ii) Section 4.01(b), (iii) Section 4.01(c), (iv) Section 4.01(d), (v) Section 4.01(f), (vi) Section 4.01(g), (vii) Section 4.01(i), (viii) Sections 4.03(a) and (c),(ix) Section 7.02(a), to assign to Buyer Properties owned by PMO, (x) Section 7.02(e), (xi) Section 7.02(g) (xii) Section 8.03, (xiii) Section 8.05(a), (xiv) Section 8.06, (xv) Section 8.09, and (xvi) Article XII. For purposes of this Agreement (and for purposes of Section 8.05(d)), any breach by PMO of any of the covenants of PMO as set forth in this Section 12.17 shall be deemed to be a breach by Seller of such covenants, as if such covenants were the covenants of Seller (and they shall be deemed to be for purposes hereof), and any liability relating to such breach by PMO shall be borne by Seller under Section 8.05(d), according to the proportions set forth in Section 12.16. It is acknowledged that PMO shall have no personal liability for monetary damages associated with a breach of such covenants by PMO (and it is further acknowledged and agreed that (i) Seller shall be solely liable with regard thereto, as described in the immediately preceding sentence, and (ii) to the extent that Buyer does elect to pursue claims for monetary damages based on, or relating, to a breach of covenants by PMO under this Agreement, Buyer agrees that it shall pursue indemnification from Seller with regard thereto under Section 8.05, as described above); provided, however, that notwithstanding the above, in lieu of pursuing indemnification for monetary damages in connection with a breach of covenants by PMO (as described above), Buyer shall be entitled to obtain injunctive or other equitable relief against PMO without the necessity of posting a bond, as Buyer’s sole and exclusive remedy against PMO, to restrain any breach or threatened breach or to otherwise to specifically enforce the covenants of PMO under this Agreement, it being agreed that monetary damages alone would be inadequate to compensate Buyer and would be an inadequate remedy for such breach.

12.18 Like-Kind Exchange.

(a) Seller shall have the right at its option, to dispose of the Properties, or any portion thereof, through a transaction that is structured to qualify as a like/kind exchange of property within the meaning of Section 1031 of the Internal Revenue Service Code of 1986, as amended (the “Code”). Buyer agrees to cooperate with Seller in effecting a qualifying like/kind exchange through a trust, escrow or other means as determined by Seller; provided, however, that Seller shall hold Buyer harmless from any expense, obligation or liability, without limitation, which Buyer may suffer in connection with or arising out of Buyer’s cooperation with Seller’s treatment of the Properties as part of a like/kind exchange. Seller shall have the right to assign its rights, but not its obligations, under the Agreement, in whole or in part, to a “qualified intermediary” (as defined under the Code) or as otherwise necessary or appropriate to effectuate a like/kind exchange and Buyer agrees to recognize said qualified intermediary. Seller shall be solely responsible for assuring the effectiveness of the exchange for Seller’s tax purposes and Buyer does not represent to Seller any particular tax treatment will result to Seller as a result thereof. In no event shall any like/kind exchange contemplated by this provision cause an extension of the Closing Date set forth herein.

(b) Buyer shall have the right at its option, to acquire the Properties, or any portion thereof, through a transaction that is structured to qualify as a like/kind exchange of property within the meaning of Section 1031 of the Code. Seller agrees to cooperate with Buyer in effecting a qualifying like/kind exchange through a trust, escrow or other means as determined by Buyer; provided, however, that Buyer shall hold Seller harmless from any expense, obligations or liability, without limitation, which Seller may suffer in connection with or arising out of Seller’s cooperation with Buyer’s treatment of the Properties as part of a like/kind exchange. Buyer shall have the right to assign its rights, but not its obligations, under this Agreement, in whole or in part, to a “qualified intermediary” (as defined under the Code) or as otherwise necessary or appropriate to effectuate a like/kind exchange and Seller agrees to recognize said qualified intermediary. Buyer shall be solely responsible for assuring the effectiveness of the exchange for Buyer’s tax purposes and Seller does not represent to Buyer any particular tax treatment will result to Buyer as a result thereof. In no event shall any like/kind exchange contemplated by this provision cause an extension of the Closing Date set forth herein.

12.19 Limitation on Damages. NEITHER BUYER NOR SELLER SHALL BE ENTITLED TO RECOVER FROM THE OTHER (OR FROM THEIR RESPECTIVE AFFILIATES), ANY INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND SUFFERED BY SUCH PARTY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT SUCH DAMAGES ARE PAYABLE BY SUCH PARTY TO AN UNAFFILIATED THIRD PARTY FOR WHICH A PARTY HAS AGREED TO INDEMNIFY THE OTHER UNDER THE TERMS OF THIS AGREEMENT.

ARTICLE XIII

Performance Guarantee

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, HRC hereby irrevocably and unconditionally guarantees to Seller the prompt performance and payment of the indemnity obligations of Buyer arising under Section 8.04(e) of this Agreement. Subject to the other terms and conditions of this Section and this Agreement, the obligations of HRC hereunder shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim HRC may have against Seller or any other parties, and to the fullest extent permitted by law, shall remain in force and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not HRC shall have any knowledge or notice thereof). Notwithstanding the foregoing, Seller agrees that (i) HRC reserves the right to assert (and shall be entitled to any and all) defenses to payment or performance of any such indemnity obligations which Buyer may be entitled to as a party to this Agreement as if HRC itself were Buyer, (ii) the obligations of HRC shall be released, discharged and in any way affected by, any circumstance or condition whatsoever which Buyer may be entitled to as a party to this Agreement as if HRC itself were Buyer, and (iii) nothing herein shall be deemed to enlarge the obligations or liabilities of HRC beyond Buyer’s obligations and liabilities under Section 8.04(e) as qualified by other provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed or caused the Agreement to be executed as of the day and year first above written.

SELLER: CH4 ENERGY II, LLC

By:	/s/ Richard D. Brannon
Richard D. Brannon, President

PETROMAX LEON, LLC

By:	PetroMax Operating Co., Inc., its Manager

By:	/s/ Steve Blackwell
Steve Blackwell, President

PETRO TEXAS, LLC

By:	New Gulf Operating, LLC, its Manager

By:	/s/ Tracy A. Poole
Tracy A. Poole, Vice President

Executing this Agreement solely for the purposes of its agreement to perform the covenants of PMO, as set forth in Section 12.17:

PMO: PETROMAX OPERATING CO., INC.

By:	/s/ Steve Blackwell
Steve Blackwell, President

BUYER: HALCÓN ENERGY PROPERTIES, INC.

By:	/s/ David S. Elkouri
Name: David S. Elkouri
Title: Executive Vice President and General Counsel

Executing this Agreement solely for purposes of those provisions relating to the issuance of Buyer’s Stock and to confirm its guaranty of Buyer’s indemnity obligations under Article XIII hereof:

HRC:

HALCÓN RESOURCES CORPORATION

By:	/s/ David S. Elkouri
Name: David S. Elkouri
Title: Executive Vice President and General Counsel

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